Valuation Report of

Vineyard Oil & Gas Company

as of March 31, 2003

Stephen B. Millis, President

Vineyard Oil & Gas Company

10299 W. Main

North East, Pennsylvania 16428

We have prepared and enclosed, herewith, our valuation report of Vineyard Oil and Gas Company. The valuation sets forth our opinion as to the fair value of the common stock of Vineyard Oil and Gas Company as of March 31, 2003.

The term “fair value” is defined as the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts, but will not consider premiums or discounts for control, minority interest, or lack of marketability.

In addition, our opinion of fair value relied on a “value in use” or going-concern premise. This premise assumes that Vineyard Oil and Gas Company is an ongoing business enterprise with management operating in a rational way and with a goal of maximizing shareholder value.

Our report is based on historical and other financial information provided to us by management and other third parties. Had we audited or reviewed the underlying data, matters may have come to our attention, which could have resulted in our using amounts, which differ from those provided. Accordingly, we take no responsibility for the underlying data presented in this report.

Users of this valuation report should be aware that business valuations are based on future earnings potential that may or may not materialize. Therefore, the actual results achieved will vary from the projections used in this valuation, and the variations may be material.

Based on our study and analytical review procedures, we have concluded that a reasonable estimate of the fair value of the common stock of Vineyard Oil and Gas Company as of March 31, 2003 is $1,876,112 or $0.3568 per share, based on 5,257,618.5 shares issued and outstanding.

We have no present or contemplated financial interest in Vineyard Oil and Gas Company. Our fees, for this valuation, are based upon our normal hourly billing rates, and are in no way contingent upon the results of our findings. We have no responsibility to update this report for events and circumstances occurring subsequent to the date of this report.

This report has been prepared for the specific purpose of valuing the common stock of Vineyard Oil and Gas Company in conjunction with the Company’s proposed common stock restructuring and is intended for no other purpose.

Stephen B. Millis

Vineyard Oil & Gas Company

Page –2-

This valuation and report were completed in accordance with the National Association of Certified Valuation Analysts standards for conducting and reporting on business valuations.

Schaffner, Knight, Minnaugh & Company, P.C.

/s/ James A. Schaffner

James A. Schaffner, CPA, CVA

Managing Principal

/s/ Daniel E. Sloppy

Daniel E. Sloppy, CPA, CVA

Erie, Pennsylvania

August 4, 2003

Valuation Report of

Vineyard Oil & Gas Company

March 31, 2003

Table of Contents

Purpose of Valuation	1
Definition of Value Used	1
Limiting Conditions	1
Approaches to Valuation	2
Company Background	3
Industry Outlook	4
Economic Outlook for 2003	9
Financial Review	12
Comparative Analysis	13
Estimate of Value	15
Valuation Methods Considered But Not Used	15
Valuation Approach Selected	16
Calculation of Net Asset Method and Final Estimate of Value Calculation	18
Summary and Conclusion	19
Statements of Qualifications	20

EXHIBITS

Exhibit 1	–	Historic Balance Sheets as of December 31, 1998 through 2002 and
		and March 31, 2003	38
Exhibit 2	–	Historic Income Statements for the Years 1998 through 2002 and
		the Three-Month Period Ended March 31, 2003	39
Exhibit 3	–	Normalization Adjustments for the Years 1998 through 2002
		and the Three-Month Period Ended March 31, 2003	40
Exhibit 4	–	Normalized Income Statements for the Years 1998 through 2002
		and the Three-Month Period Ended March 31, 2003	41
Exhibit 5	–	Unadjusted Detailed Common-Size Balance Sheets as of
		December 31, 1998 through 2002 and March 31, 2003	42
Exhibit 6	–	Normalized Detailed Common-Size Income Statements for the Years
		1998 through 2002 and the Three-Month Period Ended
		March 31, 2003	43
Exhibit 7	–	Normalized Business Ratios for the Years 1998 through 2002
		and the Three-Month Period Ended March 31, 2003	44
Exhibit 8	–	Normalized Business vs. Industry Ratios at December 31, 2002	45
Exhibit 9	–	Normalized Business and Industry Ratios History for the Years
		1998 through 2001	46
Exhibit 10	–	Normalized Business vs. Industry Common-Size Statements,
		as of December 31, 2002	47
Exhibit 11	–	Normalized Business and Industry Common-Size Statements, History
		for the Years Ended 1998 through 2001	48
Exhibit 12	–	Calculation of Average Normalized Net Earnings at March 31, 2003	49
Exhibit 13	–	Drilling Program 1980-3 Net Tangible Assets at December 31, 2002	50
Exhibit 14	–	Drilling Program 1982-3 Net Tangible Assets at December 31, 2002	51
Exhibit 15	–	Drilling Program 1982-4C Net Tangible Assets at December 31, 2002	52
Exhibit 16	–	Drilling Program 1984-3 Net Tangible Assets at December 31, 2002	53
Exhibit 17	–	Summary of Investment in Limited Partnerships at March 31, 2003	54
Exhibit 18	–	Adjusted Net Assets at March 31, 2003	55

INTRODUCTION

Purpose

The purpose of this report is to establish an estimate of the fair value of the common stock of Vineyard Oil & Gas Company (Vineyard) as of March 31, 2003 to be used in conjunction with the proposed common stock restructuring of the Company.

Definition of Value Used

The value to be determined is fair value as of the valuation date. Fair value is the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts, but will not consider premiums or discounts for control, minority interest, or lack of marketability.

Our opinion of fair value is the result of a detailed analysis including data accumulations, qualitative analysis, financial analysis, and selection of appropriate valuation criteria. All of the foregoing are then combined with informed professional judgment to produce a reasonable opinion of fair market value.

Our valuation was performed in a manner consistent with the guidelines set forth in Revenue Ruling 59-60, C.B. 1959-1.237. Although this Revenue Ruling was originally formulated for federal estate and gift tax purposes, its general approaches, methods, and factors to be considered are very useful when valuing a closely-held business.

Limiting Conditions

We have no present or contemplated financial interest in Vineyard. Our fees for this valuation are based upon our normal rates for such engagements, and in no way are contingent upon the results of our findings. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Our report is based on historical financial information provided to us by management or other third parties. Had we audited or reviewed the underlying data, matters may have come to our attention which would have resulted in our using amounts which differ from those provided, accordingly, we take no responsibility for the underlying data presented or relied upon in this report.

Users of this business valuation report should be aware that business valuations are based on assumptions regarding future earnings potential, and/or certain asset values, that may or may not materialize. Therefore, the actual results achieved in the future will vary from the assumptions utilized in this valuation, and the variations may be material.

The estimate of value in this report assumes that the existing Company will maintain its character and integrity through any corporate reorganization.

Schaffner, Knight, Minnaugh & Company, P.C. does not purport to be a guarantor of value. Valuation of closely-held companies is an imprecise science, with value being a question of fact, and reasonable people can differ in their estimates of value. Schaffner, Knight, Minnaugh & Company, P.C. has, however, used conceptually sound and accepted methods and procedures of valuation in determining the estimate of value included in this report.

We have compiled certain of the information contained herein. That information, namely, but not limited to, the entity’s history and financial statements, has been supplied by the subject Company, its officers or representatives. Accordingly, this report should not be construed, or referred to, as an audit, examination, or review by Schaffner, Knight, Minnaugh & Company, P.C.

The valuation analysts, by reason of performing this valuation and preparing this report, is not to be required to give expert testimony nor be in attendance in court or at any government hearing with reference to the matters contained herein unless prior arrangements have been made with Schaffner, Knight, Minnaugh & Company, P.C. regarding such additional engagement.

This report is neither an offer to sell, nor a solicitation to buy securities, and/or equity in, or assets of, the Company.

Approaches to Valuation

There are many factors that must be considered in the valuation of a business enterprise. Among them is the pattern of historical performance and earnings, the Company’s competitive market position, experience and quality of its management, etc. These factors are considered in the IRS Revenue Ruling 59-60, which outlines the following relevant considerations to be used as a valuation guideline:

1.	The nature of the business and the history of the enterprise from its inception.
2.	The economic outlook in general and the condition and outlook of the industry in particular.
3.	The book value of the entity and the financial condition of the business.
4.	The earning capacity of the Company.
5.	The dividend-paying capacity.
6.	Whether or not the enterprise has goodwill or other intangible value.
7.	Sales of stock and the size of the block of stock to be valued.
8.	The market price of stocks of corporations engaged in the same or similar line of business having their stocks traded in a free and open market, either on an exchange or over the counter.

The factors and guidelines outlined in Revenue Ruling 59-60 are often categorized into three distinct approaches for valuing the stock of a closely-held company. Accordingly, the development of a fair value opinion is based on the utilization of these approaches to value: Asset, Income and Market. The asset theory states the value of a business is directly related to the value of the business assets. The income theory states that the value is directly related to the earnings of the business. The market theory states the value of the business is directly related to similar entities that have sold (i.e., comparable sales). Value indications derived through the applicable methods under each approach are then analyzed in association with the specific entity, economic and industry data to formulate an objective opinion as to the fair value of the Company.

2

We considered each fundamental valuation factor contained in Revenue Ruling 59-60 in our appraisal and concluded that certain factors were particularly pertinent while others were not. The valuation factors judged to be most relevant are addressed in the balance of this report.

This report will describe these methods, indicate which method was chosen as most appropriate in this case, and utilize the selected method to calculate fair value.

The following valuation methods were considered:

Asset-Based Approach Methods:

In an asset-based approach, primary emphasis is placed upon the fair market value of the assets and liabilities of a business. As a result, this approach uses various methods that consider the value of individual assets and liabilities, including intangible assets. One of the most often used methods under this approach is the Net Asset Value Method, in which the Company’s assets and liabilities are adjusted to fair market values to determine the value of a Company’s equity.

Income Approach Methods:

The income approach methods serve to estimate value by considering the income generated by an entity’s assets over a period of time. This approach is based on the fundamental valuation principle that the value of a business is equal to the present worth of future benefits of ownership.

Two of the most common methods under this approach are the Capitalization of Earnings/ Cash Flow and the Discounted Earnings/Cash Flow. Under the Capitalization of Earnings/ Cash Flow method, the Company’s current operations are divided by a capitalization rate to estimate value. Under the Discounted Earnings/Cash Flow method, future earnings and a terminal value are discounted to present value.

Market Theory Methods:

Under the market theory approach to valuation, comparative information is usually derived from market studies of publicly-traded companies and sales of closely-held businesses that operate in the same industry. Application of the methodology under this approach requires adequate information concerning prices paid in transactions of controlling interests in companies or prices paid for the minority stock of a business in the same or similar lines of business. Such information is often difficult to find.

COMPANY BACKGROUND

Vineyard Oil and Gas Company was incorporated in the Commonwealth of Pennsylvania in November, 1978. For the first nine years of the Company’s existence, Vineyard focused on drilling, production and operation of oil and gas wells in the states of New York and Pennsylvania. After the 1983 deregulation of the natural gas industry, Vineyard’s focus began to shift toward the marketing of natural gas to industrial end-users, third party producers and utility companies. This business segment has grown over the years and accounted for 96% percent of the Company’s revenues in 2002. Vineyard also offers drilling and production of oil and gas, along with the installation and operation of pipelines, equipment rental, and the maintenance of wells. In late 1999 the Company considered moving into the electricity brokerage business. After applying for and receiving an electric brokerage supplier license, the Company decided against producing electricity and abandoned its license before obtaining any customers. As of December 31, 2002, the Company owned 164 natural gas and 13 oil wells. Vineyard is also responsible for the operation of 33 additional wells for third parties.

Vineyard Oil and Gas Company has its headquarters in the Northwest Pennsylvania town of North East. At the current time, the Company employees thirteen people. The Board of Directors is comprised of seven members; five of them are independent of the Company.

The founder, James Concilla served as President and Chairman of the Board until his retirement on March 31st, 2000. Today he still remains an active member of the board. As

3

of April 1st, 2000, Stephen B. Millis succeeded Mr. Concilla as President. He has been employed by Vineyard for twenty-two years and will continue to serve as the Company’s President for the foreseeable future. Upon appointment to his position as President, Mr. Millis relinquished his position as a member of the Board of Directors.

The Company is considered a publicly traded entity even though its stock does not trade on an organized public exchange. There is no established trading market for Vineyard’s common stock. As of March 31, 2003 there were 5,325,562.5 shares of common stock issued and outstanding with a par value of $.05. Of this amount, 67,944 shares are held in treasury and are considered “retired” for purposes of this valuation. Therefore, for purposes of this valuation, we considered 5,257,618.5 shares of common stock to be issued and outstanding. The common stock changes hands sporadically and is currently held by approximately 1,000 shareholders. These shareholders are primarily private investors located in the tri-state region. On May 10th of 2002, Sabre Oil and Gas purchased 1,043,710 shares of the Company’s outstanding stock at $.40 per share. They acquired these shares from four board members which represented an acquisition of 19.8% of the common stock of the Company. Sabre is presently the largest shareholder of the Company.

Vineyard also owns a 45% interest of the Northern Pipeline Company, LLC (Northern). Northern generates revenues through the gathering of oil and gas to third party providers. Northern has been a viable investment generating income over each of the last four years. Vineyard is also the general partner of four limited partnerships.

INDUSTRY OUTLOOK

The Natural Gas Distribution Industry

with an Emphasis on the Erie, PA Region

Vineyard produces and markets oil and natural gas owned by the Company and gas produced by others. The two Standard Industrial Classification (SIC) codes that best describe the Company’s activities are 4924: Natural gas distribution. Businesses that are primarily engaged in drilling wells for oil or gas field operation for others on a contract or fee basis are classified in SIC code 1381: Drilling oil and gas wells.

According to Dun & Bradstreet (D&B), 2,341 natural gas distribution establishments operate in the U.S., with total annual sales of $206,639.0 million (headquarters and branch locations may be counted separately). Average sales per establishment total $315.5 million. D&B estimates 2,822 U.S. establishments drill oil and gas wells, with total annual sales of $28,256.2 million. Average sales per establishment are $11.8 million. See Table 1 for these and other market size statistics.1

4

Table 1: Market Size Statistics, SIC code 4924 and SIC code 1381

SIC Code	Description	# Bus.	No. Employees	Total Sales ($mil)	Avg. No. Employees	Avg. Sales ($mil)
4924	Natural gas distribution	2,341	88,074	206,639.0	46	315.5
1381	Drilling oil/gas wells	2,822	70,386	28,256.2	26	11.8

Source: Zapdata.com

In the Erie, PA metropolitan area, D&B reports two establishments in SIC code 4924, with a total of 15 employees. Sales figures are not available. Five businesses in SIC code 1381 are reported for the Erie metro area, with total sales of $0.8 million.2

According to Integra Information, revenue growth for companies in SIC code 1381 fluctuated dramatically between 1998 and 2002. Annual revenue growth in the industry averaged 1.94 percent during that period. Between 2003 and 2007, industry growth is forecasted to be moderate and steady, averaging 4.28 percent annually over the period (see Table 2).3

Table 2: Industry Revenue Growth: SIC 1381: Drilling oil and gas wells

Year	Historical Growth	Year	Forecasted Growth
1998	-5.20%	2003	0.30%
1999	-22.40%	2004	5.70%
2000	28.50%	2005	6.90%
2001	26.20%	2006	5.50%
2002	-17.40%	2007	3.00%
Source: Integra Information.

Natural Gas Distribution

The natural gas marketing business is intensely competitive and demand is subject to a variety of factors beyond any one company’s control. Key demand drivers include: level of domestic production; foreign imports; the price of fuel oil; access to pipelines; weather conditions; and government regulation. Revenues generated by the sale of natural gas are often seasonal, with stronger demand in the colder winter months when heating consumption is high.

According to Bill Transier, chairman of the Natural Gas Supply Association (NGSA), “The weather is the largest single factor affecting natural gas prices and is also the most difficult to predict.” Natural Gas Week magazine reports that the harsh 2002-2003 winter season brought domestic gas storage levels to a 5-year low. NGSA forecasts that the slow economy, tight gas supplies, flat production and demand, and the expectation of warmer-than-normal weather in the near future will exert upward pressure on natural gas prices in summer 2003. Other potential market influences could include nuclear outages, hydroelectric output, hurricanes, and geopolitical events.4

5

Gas prices have already been volatile during the past several months. For example, prices during winter 2002-2003 ranged from $4 to $5/million Btu.5 Normally, prices have ranged from $2 to $3.50/million Btu, according to Futures magazine.6 For summer 2003, NGSA predicts demand levels from the electric and residential sectors will be similar to those of summer 2002, while demand in the commercial sector will decline a little. Industrial demand is also expected to continue its two-year decline; the tight gas market has forced many manufacturers to decrease production, shut down, or move some operations overseas.7

Weekly Petroleum Argus magazine reported in May 2003 that concern regarding the ability of domestic supplies to meet U.S. gas demand next winter attracted rare attention from the Federal Reserve Board (Fed). Fed chairman Alan Greenspan’s announcement of low gas storage levels sent gas futures prices above $6/million Btu for the first time ever during a typically low-demand season.8 A record-level buildup of gas in storage and mild temperatures in June 2003, however, has sent gas futures contracts down 9.7 percent to $5.606/million Btu.9

The volatile natural gas market has eliminated a number of energy merchants in the past several years, and has adversely affected many others. As a result, the big international oil companies are assuming more of the responsibility for gas and power marketing and project development in North America and elsewhere. According to World Gas Intelligence magazine, companies rising in the domestic gas-marketing segment include “majors” BP, Conoco, and Shell Coral Energy and two utilities.10 Some gas merchants have worked to offset the impact of the market’s volatility by marketing their own and other producers’ gas directly to end-users and to broker gas via spot deals with suppliers and end-users.11

Well Drilling

Industry representatives agree that the most critical issue facing gas producers is the conflict between laws favoring increased use of natural gas and government restrictions that prevent drilling for gas in many key locations. According to the NGSA, access restrictions to major reserves in the Gulf of Mexico and the Rocky Mountains force producers to expand into more technically challenging areas. In addition, producers face extreme permitting delays, which increase production costs and extend development timeframes. A drilling permit application can take an average of 137 days to be approved, says NGSA chairman Bill Transier.12

David Parker, CEO of the American Gas Association (AGA), echoes the frustration: “It makes no sense for laws and regulations to promote greater use of natural gas for increased national energy independence and environmental reasons, while at the same time conflicting regulations hamper the ability of natural gas producers to bring enough supply to market to meet this growing demand.” Parker points out that modern exploration and production (E&P), transmission, and distribution technologies make drilling much less invasive than before. The industry is pushing for the government to re-evaluate current drilling restrictions, warning that with long lead times for E&P, meeting the expected increase in demand in the future requires immediate action now.13

6

Erie, PA Demographics and Economy

According to the U.S. Census Bureau, Erie County’s population is an estimated 280,370, ranking it as the 13th most populous county in Pennsylvania. The County’s population fell 0.1 percent between July 1, 2001 and July 1, 2002.14 Between 1990 and 2000, population growth was slower than for the state as a whole, and began to slow in 2000 (see Table 3). Largely an industrial region, Erie County’s per capita wealth is below that of the Pennsylvania average.15

Table 3: Demographic Statistics, Erie County, PA

Criteria	Erie County	Pennsylvania
Population, 2001 (est.)	279,636	12,287,150
% change, April 1, 2000 to July 1, 2001	-0.4%	0.0%
Population, 2000	280,843	12,281,054
% Change 1990-2000	1.9%	3.4%
Median household money income (1999)	$36,627	$40,106
Per capita money income (1999)	$17,932	$20,880
Persons below poverty (1999)	12.0%	11.0%

Source: U.S. Census Bureau

Unemployment in the Erie County area has begun to drop from its highest level in 11 years, but the region’s jobless figures still remain higher than both national and state averages, according to the Pennsylvania Dept. of Labor and Industry (DLI). The County’s unemployment rate fell from 8.6 percent in February 2003 to 7.9 percent in March; in comparison, the jobless rate in March 2002 was 8.4 percent. The March 2003 seasonally adjusted unemployment rates for both Pennsylvania and the nation were 5.8 percent.16

DLI labor market analyst Carol Patterson notes that the county’s jobless rates tend to peak in January and February, then retreat when seasonal businesses expand their staffs for the spring and summer.17 She cites workers being recalled to their jobs-- particularly in the service sector but also some in the manufacturing and construction sectors—as cause for the recent retreat. Job loss in the manufacturing sector “could be reaching a leveling out phase,” says Patterson.18

Recent economic activity in the Federal Reserve Board (Fed) district that includes Erie is showing improvement for many industries, according to the Fed’s Beige Book. Most manufacturing contacts in the district have reported steady or improving production and sales, and expect conditions to continue improving in the near future. For instance, specialty steel producers have seen demand increase and sales are up about 5 to 10 percent between April and May 2003. Bankers have also reported rising year-over-year and year-to-date commercial loan demand.

Other manufacturers, however, are not faring as well. For example, auto production at most plants has fallen this spring; at four of the five major auto producers in the district, production declines ranged from 15 to 25 percent between April and May 2003. Demand for rolled steel has softened and prices continue to fall; many companies plan to reduce their workforce and don’t expect conditions to improve.19

7

Construction activity also appears mixed in the region. On the positive side, residential homebuilders report strong year-over-year gains in April and May 2003, noting that 2002 was a record-sales year. Commercial builders, however, continue to report poor conditions, with health-care and school construction two of the few sources of new activity. Many commercial builders report they are working on projects that were postponed in 2002.20

In Erie, the planned construction of a convention center and a visitor center overlooking Lake Erie, both with state grants, have been put on hold pending further state analysis of the projects’ economic benefits. However, local officials are confident the money will be released for both projects.21

Outlook

Energy analysts and traders expect that the days of low natural gas prices are over. For instance, Tim Evans, an analyst with IFR Pegasus, says “normal” gas prices next winter could be as high as $10/million Btu, and any major weather event could cause prices to spike to $14/million Btu.22 Analysts at The Kiplinger Letter predict prices in the $10 to $15/million Btu range for next winter.23 A trader for Futures magazine forecasts an average price of $5/million Btu over the long term.24 NGSA’s Bill Transier says that, while the gas industry will still be able to meet rising demand, “The consumer will risk higher prices and greater fluctuations in the price of natural gas.”25

In the Erie, PA region, the outlook for the natural gas market appears cloudy. While the industrial sector is beginning to show signs of economic recovery, too-high gas prices could cause some manufacturers to scale back production once again. In addition, population growth in the area appears likely to remain stagnant, based on recent trends.

Industry outlook information and data obtained from JT Research, LLC.

BIBLIOGRAPHY

“Market Size Statistics.” Dun & Bradstreet. 2003. Internet: http://dbml.zapdata.com.

2 Ibid.

3 “Industry Growth Report: SIC 1381.” Integra Information. June 19, 2003. Internet: www.integrainfo.com.

4 Udoff, David. “NGSA: Upward Pressure Expected on Gas Prices This Summer.” Natural Gas Week. June 2, 2003, p. 3.

5 “Natural Gas Prices Next Winter.” The Kiplinger Letter. June 6, 2003.

6 Collins, Daniel P. “Driving Higher.” Futures. April 2003, p. 26.

7 Udoff, David. “NGSA: Upward Pressure Expected on Gas Prices This Summer.” Natural Gas Week. June 2, 2003, p. 3.

8 “Tight Supplies Attract Government Concern.” Weekly Petroleum Argus. May 26, 2003, p. 4.

9 Edmiston, John. “Commodities Report: Natural-Gas Prices Slide 9.7% On Record Inventory Increase. Wall Street Journal. June 13, 2003. p. C11.

10 “Oil Majors On Rise in US Gas Marketing.” World Gas Intelligence. April 16, 2003, p. 3.

11 “Vineyard Oil & Gas Co.” Form 10-KSB filed with the SEC. August 7, 2002.

12 Udoff, David. “NGSA: Upward Pressure Expected on Gas Prices This Summer.” Natural Gas Week. June 2, 2003, p. 3.

13 Bullion, Lew. “Resource is There, If We Let the Industry Develop It.” Pipeline & Gas Journal. May 2003, p. 83.

14 “Pennsylvania County Population Estimates and Population Change.” Table. U.S. Census Bureau. 2002. Internet: http://eire.census.gov/popest/data/counties.

15 “State and County QuickFacts: Erie County, PA.” U.S. Census Bureau. Revised May 7, 2003. Internet: http://quickfacts.census.gov.

16 Martin, Jim. “Unemployment Drops as Construction Resumes in Erie County, Pa.” Erie Times-News. May 13, 2003.

17 Panepento, Peter. “Erie County, Pa. Unemployment Hits 11-Year High in February.” Erie Times-News. April 15, 2003.

18 Martin, Jim. “Unemployment Drops as Construction Resumes in Erie County, Pa.” Erie Times-News. May 13, 2003.

8

19 “Fourth District – Cleveland.” The Beige Book. Federal Reserve Board. June 11, 2003. Internet: www.federalreserve.gov.

20 Ibid.

21 Miller, George and John Guerriero. “Funding for Erie Frozen.” Erie Times-News. May 23, 2003. Internet: http://goerie.com.

22 Collins, Daniel P. “Driving Higher.” Futures. April 2003, p. 26.

23 “Natural Gas Prices Next Winter.” The Kiplinger Letter. June 6, 2003.

24 Collins, Daniel P. “Driving Higher.” Futures. April 2003, p. 26.

25 Udoff, David. “NGSA: Upward Pressure Expected on Gas Prices This Summer.” Natural Gas Week. June 2, 2003, p. 3.

ECONOMIC OUTLOOK

The National Economy

The following discussion and analysis of the national economy for the first quarter of 2003 is based upon a review of current economic statistics, articles in the financial press and economic reviews from current business periodicals. The purpose of the review is to provide a representative “consensus” on the condition of the national economy and its general outlook through 2003.

Economic Perspectives

Anemic economic growth, lackluster labor markets, energized energy prices and angst among consumers and corporate entities alike characterized the domestic economic situation during the quarter. The onset of military action in Iraq continued the uncertainty for businesses overall, even as it deepened the drain of public and private industry employees. The nation’s unemployment rate, hovering between 5.5% and 6.0% for over a year, was pushed upward as manufacturing and service sectors shared in the slowdown. Domestic job creation has been sluggish for two years now, as companies are reluctant to hire new workers due to intense pressure on profitability and an array of uncertainties; this phenomenon is particularly evident in the public markets, where scrutiny has been especially close in the wake of a wave of financial restatements. The two bright stars in an otherwise dim constellation are residential construction and exports. According to the National Association of Home Builders, “taken together, home sales for this year’s first quarter – and the healthy inventory reading – provide welcome reassurance of housing’s continued vitality and its role as a crucial stabilizing force in the nation’s economy.” Indeed, the housing component of GDP grew 12% in the first quarter – faster than any other part of the economy. Sustained low interest rates were a major factor propelling this sector, and the same interest rate environment contributed to the depressed value of the U.S. Dollar. Other uncertainties included, the Dollar’s decline against a basket of major foreign currencies (especially the Euro) buoyed U.S. exports during the quarter. The U.S. Department of Commerce indicated [the U.S. Dollar value of] total exports grew over 6% year-on-year from 2002 first quarter, and goods – which represent about 70% of this Dollar volume – rose nearly 5%. As the Federal Reserve Board has had very little wiggle room and Treasury/OMB and the Congressional Budget Office are concerned about the country’s fiscal deficit, the U.S. consumer and hi/her foreign counterparts seemed to be the only major players supporting our economy for the first three months.

9

Following is a retrospective by major industry sector, derived from Federal Reserve Bank surveys.

CONSUMER SPENDING

While some of the weakness in consumer spending can be attributed to apprehension about the expected pace of war in Iraq and a late Easter holiday this year, the continuing economic malaise and steady rise in unemployment are still at the core. Atlanta and San Francisco, nonetheless, noted March sales were near level year-on-year and largely stable on net, respectively. Most other Districts reported their retail sectors were not concerned about inventory levels, despite sluggish retail sales. Atlanta, Chicago and Cleveland stood out with heavy discounting or “increased promotional environments,” but a sustained period of adverse weather conditions muted any discussion of improvements in other regions.

Automotive industry sales reports netted out “mixed” during the quarter. The Chicago, Cleveland, Dallas, Richmond, St. Louis and San Francisco Districts’ motor vehicle markets witnessed rebounds in March after slowing in February. Atlanta, Kansas City, Minneapolis and Philadelphia, contrastingly, showed weakening vehicle activity in March, despite continuing manufacturer incentives and a new round of competition in these geographic markets.

The travel and tourism industry was adversely affected by two punches: the outbreak of war and its accompanying heightened security awareness and the SARS epidemic from North Asia. Nonetheless, the Kansas City, Minneapolis and Richmond Districts saw strengthening in this sector. Chicago, Dallas and San Francisco activity slowed, in part due to Pacific travel and Canadian impacts from SARS, while Atlanta reported mixed conditions. In Atlanta, however, the international segment’s decline was balanced by a successful spring [higher education] break season.

MANUFACTURING

Of twelve Districts, nine reported slowdowns in manufacturing during the quarter. Overall, economic activity in this sector failed to grow. Dallas and New York had mixed conditions, while Cleveland reported flatness or slight improvements. Otherwise, local contacts were in consensus at lower production levels, sales and new orders. Half the Districts noted, however, there were sporadic upticks; Boston’s came from hardware, semiconductors and machine tools, while Cleveland’s were derived from nondurable goods and Atlanta’s from defense-related sectors. The energy-related sub-sectors experienced strong growth since February, as expected, since crude oil prices jumped in response to the buildup prior to the Iraq conflict.

CONSTRUCTION AND REAL ESTATE

Low interest rates supported widespread growth in residential construction, while the commercial sector remained sluggish, saddled with overbuilt conditions in major business centers. In several Districts, homebuilders reported slight softening in their local markets; Boston’s sales were limited by supply, while Atlanta’s and New York’s demand for higher-end homes eased. The commercial construction weaknesses which surfaced early in 2000 persisted, as none of the Districts had solid improvements. Office vacancy rates continued to rise in the Atlanta, Chicago, Dallas, Kansas City, Minneapolis, New York, St. Louis and San Francisco Districts, and some reported falling rental prices.

10

BANKING AND FINANCE

Residential lending volume and the flood of refinancing in response to record low interest rates buoyed this sector in all Districts but Chicago, where mortgage activity slowed. Commercial and consumer credit was generally level with last quarter; still, some bankers in the Chicago, Cleveland, St. Louis and San Francisco Districts had slight increases in commercial loan demand. Several Districts noted deposit growth, but New York reported a decline, possibly due to perceived equity market opportunities. Richmond reported a decline in consumer credit demand, as customers swarmed to retire debt there.

AGRICULTURE AND NATURAL RESOURCES

Weather change late in the quarter staved the continuing drought conditions in the Chicago, Dallas, Kansas City and Richmond Districts. Kansas City District farmers took the opportunity to strengthen their financial condition along with the weather. A mixed bag of regions reported stable or rising commodity prices for agricultural products including sugar cane, vegetables, cattle, cotton, tree fruits and nuts, but milk prices remained low. Higher energy prices in the Atlanta and Chicago Districts resulted in higher market prices for farming inputs as the quarter concluded, but in Chicago the impact was limited due to earlier negotiation of input prices by most farmers and agribusinesses. The crude oil rig count, as measured by Baker Hughes, steadily rose during the quarter, so that year-on-year it increased from 1% in January to over 23% (at 941 active rigs) in March. This response to price increases was recorded in the Dallas, Kansas City, Minneapolis and San Francisco Districts and reflected in Federal Reserve Board Statistical Releases, but not reported by the Federal Reserve Bank’s District surveys.

LABOR MARKETS, WAGES & PRICES

Continuing weakness prevailed in most Districts’ labor markets, including sizable layoffs late in March. Some glimmers of improvement did, however, poke through in Cleveland and Kansas City, where reports of stabilization surfaced. Atlanta, Dallas and New York signaled stronger demand for temporary workers. Several Districts noted a “pressure vacuum” on wages, but the benefits component costs continued to rise substantially across the country.

Price pressures rose in widely scattered economic sectors during the quarter, but no reports of inflationary impact were recorded. Indeed, most Districts reflected price stagnation. Overall, energy-related inputs in manufacturing reflected price increases in March, but most manufacturers sustained their prices. Indeed, those firms with export trade relationships benefited by steady weakening of the U.S. Dollar during the quarter, which had a “built-in” price reduction effect. Retailers reported heavy discounting and promotions, with specific mention of declines in apparel and electronics prices. Producers of semiconductors and other electronic components, however, held their prices steady.

© 2003 NACVA and Center for Economic & Industry Research™, 1111 Brickyard Road, Salt Lake City, Utah 84106; ALL RIGHTS RESERVED

11

FINANCIAL REVIEW

Overview

Our financial review of the Company includes an analysis of the audited financial statements for the years 1998 through 2002, along with the reviewed financial statements for the quarter ended March 31, 2003, all of which have been prepared by the Company’s independent accounting firm. In our opinion the period covered in our review and analysis is adequate to identify any existing financial and operational trends that may affect our estimate of value.

Adjustments to Financial Statements

As previously stated, the nature of the valuation is to estimate future benefits of ownership and to the extent that historical earnings are affected by unusual, abnormal or non-recurring items, adjustments are often necessary in order to normalize earnings.

For purposes of our analysis, we have determined that a “normalization adjustment” in the amount of $100,000 was necessary related to the 2002 legal and accounting fees resulting from a restatement filed with the Security and Exchange Commission in September 2002.

Exhibits 1 and 2 present the historical balance sheets and income statements for the years ended December 31, 1998 through 2002 and the quarter ended March 31, 2003. Exhibit 3 presents a summary of the normalization adjustment. Exhibit 4 presents the normalized income statements for the periods presented. Exhibits 5 and 6 present the common-size balance sheets and normalized income statements for the periods presented.

Financial Analysis

Exhibit 7 presents an overview of selected financial ratios for the years ended December 31, 1998 through 2002 as well as the quarter ended March 31, 2003. Turnover ratios were not considered for the first quarter of 2003 due to the short year period. The current ratio, which is the Company’s current assets divided by its current liabilities, range from a high of 1.33 at December 31, 1998 to a low of 1.05 at March 31, 2003. The quick ratio, which is cash and accounts receivable divided by the current liabilities, range from a high of 1.26 at December 31, 1998 to a low of 1.03 at March 31, 2003. Overall, the liquidity of the Company has shown a slight decline over the past five years.

Accounts receivable represent 77.38% of total assets at March 31, 2003. Accounts receivable as a percentage of total assets has slowly increased over the past several years. As the accounts receivable percentage has increased, so has the percentage for allowance for doubtful accounts, which currently represents approximately 3.13% of total assets. The accounts receivable turnover ratio has fluctuated significantly over the valuation period ranging from a high of 6.69 at December 31, 2001, to a low of 3.08 at December 31, 2000.

Inventory represents a very small component of total assets amounting to less than 1% of total assets.

Net fixed assets as a percentage of total assets has fluctuated over the valuation period ranging from a low of 3.48% in 2003 to a high of 9.85% in 1999. The net fixed asset turnover, which measures the overall efficiency with which the fixed assets are utilized, has also fluctuated over the valuation period ranging from a low of 28.11 in 1999 to a high of 75.77 in 2001.

12

The Company has no long-term interest bearing debt obligations other than a lease for a Company-owned vehicle.

The Company’s net sales to total assets ratio, which measures the overall efficiency with which total assets are utilized, has also varied from period to period, ranging from a high of 5.27 in 2001 to a low of 2.12 in 2000.

Stockholders’ equity has declined significantly over the past several years. During 1998, stockholders’ equity amounted to $1.609 million. As of March 31, 2003, it has declined to $0.987 million. The total debt to tangible net worth ratio has increased significantly over the analysis period, beginning with a low of 1.91 in 1998 to a high of 10.29 as of March 31, 2003.

Income Statement Items

The Company’s total revenues increased from $12.667 million in 1998 to $ 35.192 million in 2001. During 2002, however, revenues dropped considerably to $24.443 million. Revenues for the first quarter of 2003 amounted to $13.737 million. It should be noted that revenues primarily consist of natural gas distribution.

For the years 1998 through 2002, the Company’s gross profit remained relatively consistent, ranging from a high of 3.88% in 1998 to a low of 1.48% in 2000. During the first quarter of 2003, however, the Company has reported a negative gross profit of –1.73%.

Income before taxes has fluctuated considerably during the period, ranging from a high of $186,568 in 1998 to a loss of $283,115 in 2000. For the first quarter of 2003, the Company has reported a loss of $360,640.

From a profitability standpoint, the Company’s results have generally been poor for the past several years. Losses were reported in years 1999 and 2000 as well as a loss in the first quarter of 2003. Normalized net income for 2002 amounted to $28,113. Further, the Company reported positive income from operations in only one year (1998) of the analysis period. The Company has made an effort to cut its costs and concentrate on natural gas marketing. In fact, the Company is currently in negotiations to sell its gas production wells. Unfortunately, the industry in which Vineyard operates is very volatile and the cost of natural gas can rise or fall by dramatic amounts in a very short period of time. This volatility can have a severe impact on the Company’s profitability in any particular year.

COMPARATIVE ANALYSIS AS OF DECEMBER 31, 2002

Overview

In order to gain a better perspective as to the financial position and results of operations of Vineyard Oil and Gas Company, a comparison of the Company’s performance to other companies in its industry is required. To accomplish this purpose we have selected information contained in the “Annual Statement Studies” published by Risk Management Associates (Formerly Robert Morris Associates) (“RMA”). RMA compiles and publishes financial data from financial information submitted to banks and other financial institutions during the process of accessing recurring letters of credit, lines of credit, loans and other financial transactions. The data reported by RMA is categorized according to its Standard Industrial Classification (SIC) Code. A significant portion of Vineyard Oil and Gas Company’s operations would fall under SIC Code # 4924 “Utilities-Natural Gas Distribution”. Although Vineyard Oil and Gas is also involved in drilling oil and gas wells, we believe that the data published by RMA to be a reasonable source of financial data for comparative analysis. A summary of the selected data used in our comparative analysis is included in Exhibits 8 through 11 of this report.

Balance Sheet Comparison

In comparing the various December 31, 2002 balance sheet items of Vineyard to the RMA Annual Statement Studies, several differences are evident. The Company has a different asset mix than the companies that make up the median of the RMA data sorted by sales levels. The percentage of the Company’s accounts receivable to total assets of 77.41% is considerably higher than the industry average of 23.7%. Inventory as a percentage of total assets of .69% is considerably lower than the industry average of 8.3%. Current assets as a

13

percentage of total assets of 88.08% are significantly higher than the industry average of 41.5%. The Company’s fixed assets as a percentage of total assets of 5.41% are significantly lower than the industry average of 42.5% for 2002. All other non-current assets were 6.51% for 2002, which approximates the industry average of 9.0%. The Company’s current liabilities as a percentage of total assets of 76.20% are significantly higher than the industry average of 45.9%. One reason for this difference is Vineyard’s decision to avoid using long-term debt financing. Vineyard currently does not carry any long-term debt. This is in sharp contrast to the rest of the industry. The average company in the industry reported long-term debt as a percentage of total assets of 20.9% during 2002. The Company’s net worth to total assets ratio of 18.00% was considerably lower than the industry average of 26.6% during 2002.

The Company’s accounts receivable turnover ratio of 4.22 was considerably less than the industry average of 12.4. Vineyard’s liquidity level appears to be higher than the industry average. Its current ratio of 1.16 as of December 31, 2002 was above the industry average of .90. Similarly, the Company’s quick ratio of 1.12 exceeded the industry average of .50. From 1998 through 2001 Vineyard had an average current ratio of 1.2 versus the industry average of 1.0. The average quick ratio is 1.2 as compared to the industry average of .6. These statistics are directly attributed to the significant amount of accounts receivable.

The Company’s debt to tangible net worth ratio of 4.55 as of December 31, 2002 is higher than the industry average of 3.0. This holds true over the entire valuation period with an average of 3.3 to the industry average of 2.1.

Income Statement Comparison

The Company’s income statement also differs from the RMA data. The Company’s operating expenses as a percentage of total sales of 100.45% for 2002 was higher than the industry average of 93.1%. As a result, the Company experienced an operating loss as a percentage of total sales of .45% compared to the 2002 industry average operating profit of 6.9%. Overall profits before taxes for Vineyard were 0.12% in 2002 as compared to the industry average of 5.1%. Due to the nature of the business, gross profit figures are not available for the industry. All expenses are considered operating related, and there is no true cost of goods sold data for the industry.

Comparative Analysis Summary

In summary, the Company’s asset and liability percentages are significantly different than the industry. The Company is more highly leveraged and less profitable than the average of the companies reported in the RMA studies.

14

ESTIMATE OF VALUE

NATURE OF THE SECURITY

Overview

Before estimates of value can be made, the nature of the business being valued and the expected earnings of the subject business must be analyzed. The value of a security is influenced by many of its characteristics, including control and marketability. Since the valuation of Vineyard is a fair value standard, we are not required to consider premiums or discounts for control, minority interest or lack of marketability.

Definition of Earnings

There are many alternatives in defining the type of earnings to be used in a business valuation. Some of these alternatives include income from operations, earnings after taxes, cash flows from operations, after tax cash flows, and so on.

Irrespective of the type of earnings used, the objective of any business valuation is to approximate the price at which a company would trade in a transaction between rational, informed buyers and sellers. Typically, a buyer of Vineyard common stock would base an investment decision on the Company’s historical earnings and cash flows as well as the Company’s forecasted earnings and cash flows for a period of years.

With respect to Vineyard, the Company’s historical simple and weighted average earnings for the five-year period ended December 31, 2002 and the quarter ended March 31, 2003 have resulted in losses. Please refer to Exhibit 12. Further, because of the nature of the Company’s primary business activity, reliance on any projection of future earnings and cash flows would not be advisable.

VALUATION OF VINEYARD OIL & GAS COMPANY

AS OF MARCH 31, 2003

Valuation Methods Considered But Not Used

Income and Cash Flow Methods

Due to the Company’s reported losses during the valuation period and the Company’s inability to predict future earnings and cash flows, methods such as the capitalization of earnings, capitalization of cash flow, discounted earnings and discounted cash flow would either not result in an indicator of fair value or could not be calculated.

Recent Sales of Company Stock

In May of 2002, certain members of the Company’s Board of Directors sold the equivalent of 19.8% of the Company’s outstanding common stock at $.40 per share to Sabre Oil and Gas. Presently Sabre is the Company’s largest shareholder. This transaction was the only one of significance during the valuation period.

It is our view that this transaction was not necessarily based on the fair value of the Company’s common stock at that time. Sabre has a business relationship with the Company and may have viewed this investment as a strategic acquisition. In addition, a formal valuation of the Company as the date of the transaction was not conducted.

15

Publicly-Traded and Privately-Held Guideline Companies Method

In the valuation of Vineyard, we considered using valuation ratios derived from publicly-traded guideline comparisons and sales of privately-held guideline companies. However, we were unable to identify a sufficient number of guideline companies that are similar to Vineyard.

Valuation Approach Selected

Net Asset Value Method

The method of valuation we selected to estimate the fair market value of Vineyard Oil and Gas Company is the Net Asset Value Method. Under this method, the Company’s assets and liabilities are adjusted to fair market value to determine the Company’s equity.

Adjustments to the Balance Sheet

We reviewed the balance sheet to determine if adjustments were required. Our review indicated the following:

Accounts Receivable and Allowances for Doubtful Accounts: Based on discussions with management, adjustments to accounts receivable and the allowance for doubtful accounts are required as follows:

A) The Company is presently involved in litigation with a customer regarding a natural gas delivery matter. It is the opinion of management that $50,000 of the $90,000 billing to the customer may not be collectible. The allowance for doubtful accounts has been increased by $50,000 to reflect this possibility.

B) The Company has received an invoice from National Fuel Gas relating to the purchase of natural gas in the amount of $505,000 which was recorded as an accounts receivable and a trade payable. The amount is in dispute and management, as of the date of this report, has negotiated that amount to $310,000. Management, however, believes that only $235,000 of that amount can be recovered from customers. As a result, accounts receivable has been reduced by $270,000 to reflect this anticipated result.

C)

The Company has increased its allowance for doubtful accounts to reflect the $6,362 deficiency in assets of Drilling Program 1982-3. If the proposed transaction is not consummated, the value of the oil and gas wells and the associated well plugging liability could be materially different than the amounts presented in this valuation.

Oil and Gas Wells: Management is currently negotiating with an independent third party buyer for the sale of all of its producing and non-producing oil and gas wells. According to management, the terms and conditions of the sale are nearly complete. The sale price will amount to $700,000, all of which is to be allocated equally to each of the 115 producing wells. Twelve of the 115 producing wells are owned by limited partnerships of which Vineyard is the General Partner. We have allocated $626,961 of the sales price to the producing wells owned by the Company.

16

The calculation of the fair market value attributable to these wells is as follows:

Selling Price	$700,000
Number of Producing Wells	115
Price per Producing Well	6,087
Producing Wells Owned by Vineyard	103
Fair Market Value	$626,961

Real Estate: The Company’s corporate headquarters is located at 10299 West Main Road, North East Township, Erie County, Pennsylvania. In addition to its office building and repair shop, the Company owns 20.8 acres of contiguous land, including a two-story four-unit apartment building, a single-family residential rental, a five-bay garage and two storage buildings. The real estate owned by the Company was appraised as of January 10, 2001 at $425,000. In absence of an appraisal subsequent to that date, we have relied on the January 10, 2001 appraisal in our valuation. We reserve the right, however, to update our report if any new information concerning the fair market value of the real estate is provided by an independent third party.

Equipment: The Company’s equipment consists of various wellhead, production and transportation equipment, office equipment and vehicles. As discussed, the Company has been focusing on gas distribution marketing for the past several years. As a result, the Company has not been investing significantly in new production equipment. Much of the Company’s wellhead, production and transportation equipment is old and may have little salvage value. Management believes that a fair market appraisal of the property and equipment would indicate a value similar to the depreciable lives utilized for book reporting purposes. As such, we believe that book value would be a reasonable assessment of fair market value at March 31, 2003. Further, the Company has not had a need to have its equipment appraised. We reserve the right, however, to update our report if any new information concerning the fair market value of the property or equipment is provided by an independent third party.

Investment in Limited Partnerships

The company is the General Partner of four Limited Partnerships as of the valuation date. According to management, the operations of these entities have declined significantly over the past several years. For financial statement purposes, the Company accounts for these investments by recognizing their share of earnings or losses after the date of acquisition.

In order to determine the fair market value of the Company’s general partner interests, it was necessary to value each Limited Partnership. We obtained partnerships’ tax returns for the years 2001 and 2002 and the December 31, 2002 balance sheets of each.

Exhibits 13 through 16 present the Adjusted Net Assets for each of the four Limited Partnerships. As previously indicated, management is in the process of selling all of its wells, including the twelve that are owned by these limited partnerships. According to discussions with management, the book value of the tangible assets and liabilities would approximate fair market value. We reserve the right to update our report if any additional information concerning the tangible assets and liabilities owned inside the limited partnerships is provided by an independent third party.

17

It is the intention of management to liquidate the limited partnerships upon sale of the wells. Therefore, an asset-based valuation is appropriate to estimate the fair value of the Company’s investment in Limited Partnerships.

Exhibit 17 presents a summary of the Adjusted Net Assets owned by each limited partnership multiplied by Vineyard’s capital ownership percentage. We have estimated the value of the investment in the four limited partnerships to approximate $26,000 as of March 31, 2003.

Investment in Northern Pipeline Company, LLC:

The Company owns a 45% interest of Northern, which operates a pipeline for the transportation of natural gas. For financial statement purposes, the investment is reflected under the equity method.

We have valued the Company’s investment in Northern at $174,000 using the Net Asset Value Method. Refer to Appendix I for a complete discussion of the determination of the value of the Company’s investment in Northern.

Accounts Payable: Accounts payable has been reduced by $195,000 to reflect the National Fuel Gas negotiated obligation.

Deferred Revenue: The Company withheld estimated fees for future well plugging charges from the quarterly distributions of all of the limited partnerships of which the Company was a general partner. Since the proposed terms and conditions of the sale of the Company’s producing and non-producing wells, including those owned by the limited partnerships, require the buyer to assume the well plugging responsibility, the deferred revenue account of $394,643 has been eliminated.

Determination of the Company’s Intangible Assets

The Net Asset Value method includes the value of both tangible and intangible assets. It is necessary, therefore, to determine the value, if any, of the Company’s intangible assets as of March 31, 2003.

In this case, the Company has not generated earnings sufficient to justify any value in excess of the Company’s tangible assets. In our view, there is no intangible value attributable to the Company as of March 31, 2003.

Calculation of Net Asset Value Method and Final Estimate of Value Conclusion

The Company at March 31, 2003 has significant income tax loss carryforwards that negate the need for an income tax provision as of the valuation date. The Net Asset Value of Vineyard at March 31, 2003 amounts to $1,876,112 as set forth in Exhibit 18. We have determined that the Net Asset Value Method provides the best estimate of fair value at March 31, 2003.

18

Summary and Conclusion

In our analysis of the fair value of the common stock of Vineyard Oil and Gas Company, we have adhered to the guidelines of Revenue Ruling 59-60 and have considered the basic approaches of valuation.

We determined that the Net Asset Value Method provided the best estimate of the fair value of the Company’s common stock at March 31, 2003.

It is our opinion that a reasonable estimate of the Fair Value of the common stock of Vineyard as of March 31, 2003 is $1,876,112, or $0.3568 per share, based on 5,257,618.5 common shares issued and outstanding.

19

STATEMENT OF QUALIFICATIONS

James A. Schaffner, CPA, CVA

Business

Managing Principal

Schaffner, Knight, Minnaugh & Company, P.C.

1001 State Street, Suite 1300

Erie, Pennsylvania 16501

Education & Certifications

•	BS in Accounting, Gannon University, Erie, PA – 1968 Recipient of the Pennsylvania Institute of Certified Public Accountants award for Excellence in Accounting
•	Certified Public Accountant Designation – 1971
•	Certified Valuation Analyst Designation – 1998

Professional Experience

Thirty-five years of accounting and consulting experience including business valuation and financial statement analysis for minority shareholder disputes, divorce proceedings, purchase and sale of businesses, estate and gift tax planning and reporting and other financial matters.

Professional Membership

•	American Institute of Certified Public Accountants
•	Pennsylvania Institute of Certified Public Accountants
•	National Association of Certified Valuation Analysts

Court Experience

Qualified as an expert in business valuation, income tax and financial matters in the Court of Common Pleas Erie County, Pennsylvania. Also qualified as an expert in business valuation in Warren County, Pennsylvania and in income tax in the United States District Court for the Western District of Pennsylvania.

20

STATEMENT OF QUALIFICATIONS

Daniel E. Sloppy, CPA, CVA, MBA

Certified Public Accountant - 1991

Certified Valuation Analyst - 1999

Position:

Manager

Schaffner, Knight, Minnaugh & Company, P.C.

Erie, Pennsylvania

Professional Experience:

Over twelve years of diverse experience in providing businesses with integrated accounting, tax, and management advise in the areas of operations, business and tax planning, financial and other matters. Extensive experience in tax compliance and financial statement preparation.

Preparation of business valuation reports to value businesses for various purposes, including minority shareholder disputes, divorce situations, potential sales of a business, as well as for estate and gift tax reporting.

Professional Memberships:

American Institute of Certified Public Accountants

Pennsylvania Institute of Certified Public Accountants

National Association of Certified Valuation Analysts

Education:

Pennsylvania State University, Master of Business Administration, 1994

Edinboro University of Pennsylvania, Bachelor of Science in Accounting, 1988

21

Northern Pipeline, LLC

Valuation Report of

Northern Pipeline, LLC

March 31, 2003

Table of Contents

Purpose of Valuation	22
Definition of Value Used	22
Limiting Conditions	22
Approaches to Valuation	23
Company Background	24
Industry Outlook	25
Economic Outlook for 2003	25
Financial Review	25
Comparative Analysis	27
Estimate of Value	27
Valuation Methods Considered But Not Used	31
Valuation Approach Selected	32
Calculation of Value	32
Determination of the Company’s Intangible Assets	33
Discount for Minority Interest	34
Discount for Lack of Marketability	35
Final Estimate of Value Calculation	36
Summary and Conclusion	37

EXHIBITS

Exhibit 19	–	Historic Balance Sheets for the Years 1998 through 2002
		and the Three-Month Period Ended March 31, 2003	56
Exhibit 20	–	Historic Income Statements for the Years 1998 through 2002
		and the Three-Month Period Ended March 31, 2003	57
Exhibit 21	–	Normalization Adjustments for the Years 1998 through 2002
		and the Three Month Period Ended March 31, 2003	58
Exhibit 22	–	Normalized Income Statements for the Years 1998 through 2002
		and the Three-Month Period Ended March 31, 2003	59
Exhibit 23	–	Normalized Detailed Common-Size Balance Sheets as of
		December 31, 1998 through 2002 and March 31, 2003	60
Exhibit 24	–	Normalized Detailed Common-Size Income Statements for the
		Years 1998 through 2002 and the Three-Month Period Ended
		March 31, 2003	61
Exhibit 25	–	Normalized Business Ratios for the Years 1998 through 2002 and the
		Three-Month Period Ended March 31, 2003	62
Exhibit 26	–	Calculation of Average Normalized Net Earnings at March 31, 2003	63
Exhibit 27	–	Determination of the Net Earnings Discount and Capitalization Rates
		at March 31, 2003	64
Exhibit 28	–	Rate of Return on Tangible Assets at March 31, 2003	65
Exhibit 29	–	Net Tangible Assets at March 31, 2003	66
Exhibit 30	–	Calculation of Estimated Value of Intangible Assets Using the
		Excess Earnings Method at March 31, 2003	67
Exhibit 31	–	Net Asset Value Method at March 31, 2003	68
Exhibit 32	–	Implied Minority Interest Discount Studies	69
Exhibit 33	–	Marketability Discount – Summary of Restricted Stock Studies	70
Exhibit 34	–	Marketability Discount – Summary of Public Offering Studies	72

Appendix I

Valuation of Northern Pipeline Company, LLC

Purpose

The purpose of this report is to establish an estimate of the fair market value of the 45% interest owned by Vineyard Oil and Gas Company of Northern Pipeline Company, LLC (Northern) as of March 31, 2003 to be used in conjunction with the proposed corporate restructure of Vineyard Oil and Gas Company.

Definition of Value Used

The value to be determined for the investment in Northern Pipeline Company, LLC is fair market value as of the valuation date. Fair market value is the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts.

Our opinion of fair market value is the result of a detailed analysis including data accumulations, qualitative analysis, financial analysis, and selection of appropriate valuation criteria. All of the foregoing are then combined with informed professional judgment to produce a reasonable opinion of fair market value.

Our valuation was performed in a manner consistent with the guidelines set forth in Revenue Ruling 59-60, C.B. 1959-1.237. Although this Revenue Ruling was originally formulated for federal estate and gift tax purposes, its general approaches, methods, and factors to be considered are very useful when valuing a closely-held business.

Limiting Conditions

We have no present or contemplated financial interest in Vineyard. Our fees for this valuation are based upon our normal rates for such engagements, and in no way are contingent upon the results of our findings. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Our report is based on historical financial information provided to us by management or other third parties. Had we audited or reviewed the underlying data, matters may have come to our attention which would have resulted in our using amounts which differ from those provided, accordingly, we take no responsibility for the underlying data presented or relied upon in this report.

Users of this business valuation report should be aware that business valuations are based on assumptions regarding future earnings potential, and/or certain asset values, that may or may not materialize. Therefore, the actual results achieved in the future will vary from the assumptions utilized in this valuation, and the variations may be material.

The estimate of value in this report assumes that the existing Company will maintain its character and integrity through any corporate reorganization.

Schaffner, Knight, Minnaugh & Company, P.C. does not purport to be a guarantor of value. Valuation of closely-held companies is an imprecise science, with value being a question of fact, and reasonable people can differ in their estimates of value. Schaffner, Knight, Minnaugh & Company, P.C. has, however, used conceptually sound and accepted methods and procedures of valuation in determining the estimate of value included in this report.

We have compiled certain of the information contained herein. That information, namely, but not limited to, the entity’s history and financial statements, has been supplied by the subject Company, its officers or representatives. Accordingly, this report should not be construed, or referred to, as an audit, examination, or review by Schaffner, Knight, Minnaugh & Company, P.C.

The valuation analysts, by reason of performing this valuation and preparing this report, is not to be required to give expert testimony nor be in attendance in court or at any government hearing with reference to the matters contained herein unless prior arrangements have been made with Schaffner, Knight, Minnaugh & Company, P.C. regarding such additional engagement.

This report is neither an offer to sell, nor a solicitation to buy securities, and/or equity in, or assets of, the Company.

Approaches to Valuation

There are many factors that must be considered in the valuation of a business enterprise. Among them is the pattern of historical performance and earnings, the Company’s competitive market position, experience and quality of its management, etc. These factors are considered in the IRS Revenue Ruling 59-60, which outlines the following relevant considerations to be used as a valuation guideline:

1.	The nature of the business and the history of the enterprise from its inception.
2.	The economic outlook in general and the condition and outlook of the industry in particular.
3.	The book value of the entity and the financial condition of the business.
4.	The earning capacity of the Company.
5.	The dividend-paying capacity.
6.	Whether or not the enterprise has goodwill or other intangible value.
7.	Sales of stock and the size of the block of stock to be valued.
8.	The market price of stocks of corporations engaged in the same or similar line of business having their stocks traded in a free and open market, either on an exchange or over the counter.

The factors and guidelines outlined in Revenue Ruling 59-60 are often categorized into three distinct approaches for valuing the stock of a closely-held company. Accordingly, the development of a fair value opinion is based on the utilization of these approaches to value: Asset, Income and Market. The asset theory states the value of a business is directly related to the value of the business assets. The income theory states that the value is directly related to the earnings of the business. The market theory states the value of the business is directly related to similar entities that have sold (i.e., comparable sales). Value indications derived through the applicable methods under each approach are then analyzed in association with the specific entity, economic and industry data to formulate an objective opinion as to the fair value of the Company.

2

We considered each fundamental valuation factor contained in Revenue Ruling 59-60 in our appraisal and concluded that certain factors were particularly pertinent while others were not. The valuation factors judged to be most relevant are addressed in the balance of this report.

This report will describe these methods, indicate which method was chosen as most appropriate in this case, and utilize the selected method to calculate fair value.

The following valuation methods were considered:

Asset-Based Approach Methods:

In an asset-based approach, primary emphasis is placed upon the fair market value of the assets and liabilities of a business. As a result, this approach uses various methods that consider the value of individual assets and liabilities, including intangible assets. One of the most often used methods under this approach is the Net Asset Value Method, in which the Company’s assets and liabilities are adjusted to fair market values to determine the value of a Company’s equity.

Income Approach Methods:

The income approach methods serve to estimate value by considering the income generated by an entity’s assets over a period of time. This approach is based on the fundamental valuation principle that the value of a business is equal to the present worth of future benefits of ownership.

Two of the most common methods under this approach are the Capitalization of Earnings/ Cash Flow and the Discounted Earnings/Cash Flow. Under the Capitalization of Earnings/ Cash Flow method, the Company’s current operations are divided by a capitalization rate to estimate value. Under the Discounted Earnings/Cash Flow method, future earnings and a terminal value are discounted to present value.

Market Theory Methods:

Under the market theory approach to valuation, comparative information is usually derived from market studies of publicly-traded companies and sales of closely-held businesses that operate in the same industry. Application of the methodology under this approach requires adequate information concerning prices paid in transactions of controlling interests in companies or prices paid for the minority stock of a business in the same or similar lines of business. Such information is often difficult to find.

Company Background

Northern operates a pipeline for the transportation of natural gas. The Company began operations in July, 1997. The Company’s ownership at March 31, 2003 is as follows:

Vineyard Oil and Gas Company	45%
East Resources, Inc.	35%
Sabre Oil & Gas, Inc.	20%

East Resources, Inc. and Sabre Oil & Gas, Inc. are affiliated entities. Additionally, both enterprises are major suppliers of Vineyard Oil and Gas Company.

3

INDUSTRY OUTLOOK

Northern operates in the transportation segment of the natural gas distribution industry. Refer to pages 4 through 9 for a discussion of the natural gas distribution industry outlook as of the valuation date.

ECONOMIC OUTLOOK

Refer to pages 9 through 11 for a discussion of the economic outlook as of the valuation date.

FINANCIAL REVIEW

Overview

Our financial review of Northern includes the analysis of the Company’s year-end balance sheets and statements of income for the years ended December 31, 1998 through 2002 and the three-month period ended March 31, 2003. In our opinion this period is adequate to identify any existing financial and operational trends that may impact our estimate of value.

Adjustments to Financial Statements

As previously stated, the nature of the valuation is to estimate future benefits of ownership and to the extent that historical earnings are affected by unusual, abnormal or non-recurring items adjustments are often necessary in order to normalize earnings.

For purposes of our analysis, we have determined that certain normalization adjustments were necessary as follows:

Pipeline Maintenance. During 2002, the Company began a pipeline maintenance project that was not completed as of December 31, 2002. The estimated remaining costs to complete the project were accrued as of December 31, 2002. The project was completed in the first quarter of 2003, at which time management concluded that a portion of the project that was expensed in 2002 should have been capitalized as an improvement. We, therefore, made adjustments to reduce the pipeline maintenance costs incurred in 2002 by the amount that was subsequently capitalized in 2003 and correct the bookkeeping entry recorded by the Company in 2003.

Amortization expense. We have eliminated amortization of the organization costs, which we considered to be a non-operating expense.

Gain/loss on sale of fixed assets. We have made an adjustment to eliminate the gain on the sale of certain pipeline in 1998 as this transaction was non-recurring in nature.

Provision for Income Taxes. Northern Pipeline Company, LLC was formed as a Limited Liability Company (LLC) and is taxed as a partnership for federal and state tax purposes. We have tax effected adjusted pre tax income essentially treating the entity as a C Corporation for purposes of this valuation.

4

Exhibits 19 and 20 present the historical balance sheets and income statements for the years ended December 31, 1998 through 2002 and the three-month period ended March 31, 2003. Exhibit 21 presents the normalization adjustments for the period. Exhibit 22 presents the normalized income statements for the analysis period. Exhibits 23 and 24 present the normalized detailed common-size balance sheets and income statements, respectively, for the analysis period.

Financial Analysis

Exhibit 25 presents an overview of selected financial ratios for the years ended December 31, 1998 through 2002 as well as the quarter ended March 31, 2003. Turnover ratios were not considered for the first quarter of 2003 for comparison purposes due to the short year. The current ratio, which is the Company’s current assets divided by its current liabilities, range from a high of 1.55 at December 31, 2002 to a low of .74 at December 31, 1999. The quick ratio, which is cash and accounts receivable divided by the current liabilities, range from a high of 1.52 at December 31, 2002 to a low of .66 at December 31, 1999. At March 31, 2003 the Company’s current ratio was 1.29 while the quick ratio was 1.27. Overall, the liquidity of the Company has fluctuated during the period under review.

Accounts receivable represent 25.85% of total assets at March 31, 2003. Accounts receivable as a percentage of total assets has increased over the valuation period and is currently at its highest point. The accounts receivable turnover ratio has fluctuated significantly over the valuation period ranging from a high of 6.39 at December 31, 2001 to a low of 2.60 at December 31, 2002.

Net fixed assets as a percentage of total assets has fluctuated over the valuation period ranging from a low of 65.48% in 2003 to a high of 90.16% in 1999. The net fixed asset turnover, which measures the overall efficiency with which the fixed assets are utilized, has increased over the valuation period ranging from a low of .37 in 1999 to a high of .94 in 2002. The Company’s net sales to total assets ratio has varied during the analysis period, ranging from a high of .71 in 2001 to a low of .34 in 2000.

Partners’ Capital amounts to $471,000 at March 31, 2003. The debt to tangible net worth ratio has risen since 2001, from .13 to 1 at the end of 2001 to .37 to 1 at the end of the first quarter 2003.

Income Statement Items

The Company’s total net sales increased from $239,000 in 1998 to $351,000 in 2001. However, in 2002 sales dropped slightly to $345,000. In the first quarter of 2003 sales amounted to $73,000.

The Company’s expenses have remained relatively consistent over the period, with the exception of pipeline maintenance, which increased during 2002. The Company’s normalized net income has varied significantly during the analysis period, ranging from a low of $24,971 in 1999 to a high of $116,368 in 2001. Normalized net income amounted to $32,952 for the first quarter of 2003.

Overall, the Company has reported fairly strong results during the valuation period. In each of the periods presented, Northern has reported a normalized after tax income and has demonstrated the ability to remain profitable over an extended period of time.

5

Comparative Analysis As Of December 31, 2003

In our view, due to the size of the entity, a comparison of Northern to Risk Management Associates industry data would not be meaningful.

ESTIMATE OF VALUE

NATURE OF THE SECURITY

Overview

Before estimates of value can be made, the nature of the security being valued and the expected earnings of the subject security must be discussed. The value of an investment security is influenced by many of its characteristics, including control and marketability. Because Vineyard Oil and Gas Company owns a minority interest of Northern and the standard of value in the case of Northern is a fair market value standard minority and marketability discounts will be considered. See pages 33 to 35.

Definition of Earnings

There are many alternatives in defining the “type” of earnings to be used in a business valuation. Some of those alternatives include income from operations, earnings after taxes, earnings before taxes, cash flows from operations, after tax cash flows, and so on.

Irrespective of the type of earnings used, the objective of any business valuation is to approximate the price at which a company would trade in a transaction between rational, informed buyers and sellers. It is our belief that an investor of Northern would base an investment decision on the Company’s ability to generate a return to the investor. We, therefore, utilized the Company’s normalized net income after taxes as the basis of earnings for purposes of this valuation.

Method of Estimating Expected Earnings and Selection of Income Stream to be Capitalized

Based on the fluctuation of net income experienced by the Company, we believe that a simple average of the most recent 3.25 years normalized net income would be a reasonable method for estimating the expected future earnings of Northern. We did not include the financial results for the fiscal years ending 1998 or 1999 in our calculation due to the fact that the Company’s sales and profitability levels have increased significantly since December 31, 1999. The 3.25-year average normalized net income amounted to $92,929 as detailed in Exhibit 26.

Discount Rates versus Capitalization Rates

Discount Rates and Capitalization Rates vary among particular sizes and types of businesses and from one period of time to another. In the context of a business valuation, it is important to understand the difference between a Discount Rate and a Capitalization Rate.

In valuation theory, a Discount Rate represents the total expected rate of return that a buyer (or investor) would demand on the purchase price of an ownership interest in an asset given the level of risk inherent in that ownership interest. The discount rate is used in valuations where a company’s forecasted net cash flows (or other type of earnings) are discounted to present value at the discount rate.

6

A Capitalization Rate is usually derived from the discount rate and is calculated by subtracting a company’s expected average long-term annual compound growth rate from its discount rate. Consequently, a company’s capitalization rate will usually be lower than its discount rate. The capitalization rate is then applied to a single year benefit stream.

Development of the Discount Rate

We used the Ibbotson build-up method to determine the discount rate, which is essentially a risk-adjusted required rate of investor return. The build-up method involves taking a risk-free rate of return as of the valuation date and adding a risk premium to reflect the equity risk, industry risk and company-specific risk of the entity being valued.

The sum of the risk-free rate and the risk premium is a discount rate that can be used to value the future earnings capacity of a business enterprise. Once the discount rate is established, an estimate of the long-term growth rate of the enterprise is subtracted to produce the capitalization rate.

Discount rates vary among particular types of businesses and from one period of time to another. Expressed as a percentage, the more speculative the business’s income stream, the higher the discount rate, and conversely, the more stable the income stream the lower the discount rate.

The yield on long-term government bonds (20-year treasury bonds) as of the valuation date will serve as the measure of the risk-free rate. This rate was 4.84% on the valuation date and was obtained from the Federal Reserve’s Statistical Release at http://www.federalreserve.gov/releases.

The equity risk premium is the extra return earned by an average equity investor in excess of the return on long-term Treasury securities. We utilized Ibbotson Associates Stocks, Bonds, Bills and Inflation Yearbooks to gather this information. The equity risk premium for stocks to bonds was 7.0% for 2002.

[Source: Stocks, Bonds, Bills and Inflation 2003 Yearbook, Ibbotson Associates, Chicago, Table C-1].

Next we determined a size-related risk premium. In general, the smaller the company, the greater the return and the related risk premium. Again, we utilized the Ibbotson Associates Yearbooks for a reference. Table C-1 of the 2003 edition indicates that the difference between the total returns on large stocks and small stocks was 5.67% through the end of 2002. This means that the total return on investments in small stocks exceeded the return on investments in large stocks by approximately 5.67%.

[Source: Stocks, Bonds, Bills and Inflation 2003 Yearbook, Ibbotson Associates, Chicago, Table C-1].

We also considered the need for other risk adjustments based upon the industry and the company’s specific financial risk. These other risk factors include:

•	Competition
•	Financial Strength
•	Management Ability and Depth
•	Profitability and Stability of Earnings
•	National and Local Economics

7

In making a determination regarding an appropriate discount rate, we have considered many of the factors effecting the present and future operations of the Company. We have reflected on both the “systematic” and “unsystematic” risk factors. That is, we have considered risk involved in operating such a Company in the present-day business, market, economic, and demographic environments.

Systematic risk is that portion of the risk that is related to movements in the general market rather than to the industry or company-specific factors. Unsystematic risk is that portion that relates to the specific industry or company rather than the general marketplace.

Competition

Northern is a small company which enables it to respond quickly to customer demands for service and to adjust employment as requirements increase and/or change. The Company has developed relationships with key customers. Generally, once a customer establishes a pipeline hook-up, that customer usually remains a customer for several years due to the inconvenience and cost of changing gas transportation providers. There is, however, always the constant threat of a competitor offering lower prices. Further, some of the Company’s competitors may have access to far greater financial resources and may be able to benefit from economies of scale. There is, therefore, a moderate level of risk associated with competition as of the valuation date.

Financial Strength

Northern’s financial performance has been relatively strong during the valuation analysis period. The Company has maintained an adequate level of liquidity during this period. Partners’ capital has ranged from 73% to 88% of total assets during the analysis period. Overall, the Company is stable from a financial strength standpoint as of the valuation date.

Profitability and Stability of Earnings

Northern operates in a competitive industry. The industry in which the Company operates is somewhat dependent upon the strength of the economy. In addition, the Company has experienced fluctuations in profitability during the past five and one-quarter years. We believe that there is a moderate level of risk associated with the profitability and stability of earnings as of the valuation date.

Management

As previously mentioned, East Resources, Inc. and its affiliate, Sabre Oil & Gas, Inc. collectively control 55% of Northern. The remaining 45% is owned by Vineyard. Management at all three Companies is well established. Further, based on discussions with the management of Vineyard, it appears that there is a respectful working relationship among the members. We do not believe, therefore, that there are any substantial risks associated with management depth and ability as of the valuation date.

8

National and Local Economic Issues

General market conditions have been mostly unfavorable for the past three years, both nationally and locally. Commencing in the third quarter of 2000, the manufacturing industry began to feel the impact of a downturn in the economy, which quickly spread to other industries. The tragedy of September 11 further weakened a fragile economy. Northern is in the business of natural gas transportation. The demand for natural gas is highly dependent upon the health of the economy. Fortunately, the economic downturn does not appear to have had a significant negative effect on the Company as of the valuation date. Most economists believe that the nation’s economy began a slow recovery in 2002. However, the prospect of economic expansion occurring in the foreseeable future is questionable. In our view, there is a relatively high level of risk associated with national and local economic issues as of the valuation date.

After consideration of all of these factors, we concluded that a Company-Specific Risk Premium of 6.00% is warranted for the Company as of the valuation date.

Adding the equity, size, and company-specific risk premiums to the risk-free rate results in a risk-adjusted cash flow discount rate of 23.51% as of the valuation date. Next it was necessary to determine if there was an adjustment necessary to convert the cash flow discount rate to a net earnings discount rate. Based on discussions with the management of Vineyard concerning the future operations of Northern, it is believed that over the long-term, future anticipated capital expenditures will approximate depreciation. As a result, it is not necessary to make an adjustment to the cash flow discount rate in order to convert to a net earnings discount rate.

Converting the Discount Rate to a Capitalization Rate

To derive the net cash flow capitalization rate, an estimate of average sustainable long-term growth must be subtracted. We believe that a 3.00% sustainable long-term growth rate is reasonable based upon the company’s history and the historical long-term inflation rate. This results in a capitalization rate for the following year of 20.51%. A conversion to a capitalization rate for the current year is calculated by dividing next year’s rate by one plus the growth rate (1.03). This results in a capitalization rate applicable to the Company’s net earnings of 19.91% as of the valuation date. Exhibit 27 provides a summary of the net earnings capitalization rate using the Ibbotson Build-Up Method.

Selection of Appropriate Rate of Return on Net Tangible Assets

Conceptually, the rate of return on net tangible assets should reflect the risk associated with investing in the Company’s net tangible assets. Comparing the return on net tangible assets between companies is one method that investors use to evaluate the relative attractiveness of a particular investment. Investors considering a specific company expect to receive a rate of return commensurate with the industry rate of return for a similar investment in a similar business within the same industry classification. Investors view this return on net tangible assets as a rate of return that is adequate to compensate them for the risk associated with such an investment.

With many closely-held companies it is very difficult to find reliable information on comparable companies within the same industry in order to determine an appropriate return on tangible assets. In the case of Northern, we estimated the Company’s cost of capital for that portion of the net tangible asset value the Company could reasonably be expected to borrow and factored in a higher rate of return applicable to the equity portion of the investment in the net tangible assets.

9

Based on a calculation of the Company’s cost of capital, we selected a rate of return on net tangible assets of 10.47%, as presented in Exhibit 28. This rate of return was based on the cost of borrowing against those tangible assets plus the cost of equity required to support the remaining investment in those assets.

Valuation of Northern Pipeline, LLC as of March 31, 2003

Valuation Methods Considered But Not Used

Capitalization of Net Earnings Method

This method is used to determine the value of an entity based upon its historical adjusted net earnings, which is believed to be indicative of its future net earnings. These earnings are then capitalized using an appropriate capitalization rate to arrive at a value for the company.

The value indicated by use of this method amounts to $466,745 as calculated below:

Weighted Average Normalized Net Earnings	$ 92,929

Divided by the Capitalization Rate	19.91%

Total Indicated Value	$466,745

This method was not considered appropriate in this circumstance, as it does not give full consideration to the underlying intangible value of the Company as of the valuation date.

Publicly-Traded and Privately-Held Guideline Companies Methods

In the valuation of Northern, we considered using valuation ratios derived from publicly-traded guideline comparisons and sales of privately-held guideline companies. However, we were unable to identify a sufficient number of guideline companies that are similar to Northern.

Recent Sales of LLC Interests

The Company has had no transactions involving member interests since the Company was formed in 1995. Therefore, this method cannot be used to estimate the fair market value of the enterprise as of the valuation date.

Discounted Earnings/Cash Flow Method

The Discounted Earnings/Cash Flow Method is an income-based approach to valuation. It is based on the theory that the total value of a business is the value of its forecasted future earnings, plus its terminal value. This method requires that a terminal value assumption be made. The amount of forecasted earnings and the terminal value are discounted to present value using an appropriate discount and capitalization rate, respectively.

10

This method is normally used whenever future operations can be reasonably estimated and are expected to differ from current operations as a result of factors other than normal growth.

The value derived by this method is only as accurate as the forecasts of future earnings or cash flows. Because of the inherent difficulty and subjectivity required to project a reliable stream of future earnings and arrive at a terminal value, we did not select this method.

Valuation Approach Selected

Net Asset Value Method

The method of valuation we have selected to estimate the fair value of Northern is the Net Asset Value Method. Under this method, the Company’s assets and liabilities are adjusted to fair market value to determine the value of the Company’s equity.

Adjustments to the Balance Sheet

We reviewed the balance sheet and interviewed management of Vineyard in order to determine if adjustments were required. Our review indicated the following:

Accounts Receivable: Based on discussions with management and a review of the historical collection rates, we have concluded that no adjustments were necessary to the accounts receivable as of the valuation date.

Property and equipment: Management believes that a fair market appraisal of the property and equipment would approximate its book value as of the valuation date. According to management, the estimated economic useful life of the majority of its property and equipment is approximately ten years, which corresponds to the depreciable lives utilized for financial statement reporting purposes. As such, we believe that book value would provide a reasonable estimate of fair market value at March 31, 2003. There have been no recent fair market value appraisals of the property or equipment. We reserve the right, however, to update our report if any new information concerning the fair market value of the property or equipment is provided by an independent third party.

Other Assets and Liabilities: Additionally, management believes that the fair market value of all the Company’s other assets and its liabilities approximate book value at March 31, 2003. We reserve the right, however, to update our report if any new information concerning the fair market value of any other assets or liabilities is provided by an independent third party.

Calculation of Value

The value of the Company’s net tangible assets was determined to be $471,364, as presented on Exhibit 29. The Net Asset Value Method, however, includes the value of both tangible and intangible assets. It is necessary, therefore, to determine the value of the Company’s intangible assets, if any, as of March 31, 2003.

11

Determination of the Company’s Intangible Assets at March 31, 2003

Excess Earnings – Treasury Method

We selected the Excess Earnings – Treasury Method to calculate the value of the intangible assets at December 31, 2001.

The Excess Earnings method was developed by the U.S. Treasury Department in 1920 in Appeals and Review memorandum 34 (ARM34). Its current version is found in Revenue Ruling 68-609.

This method is an asset and income oriented approach used to arrive at values for closely-held businesses. This method is based on the premise that after tax earnings in excess of a current return on the fair market value of the net tangible operating assets are considered to arise from the entity’s intangible assets.

This method calculates value by first estimating annual earnings at the valuation date that can be reasonably expected to continue. This earnings stream is divided into two portions – earnings attributable to tangible assets and those attributable to intangible assets. Earnings attributable to net tangible assets are computed by applying a rate of return to the Company’s net tangible assets that properly reflect the ownership risks of those net assets. Earnings attributable to intangible assets are the resulting mathematical difference between the estimated annual earnings that are reasonably expected to continue and the earnings attributable to net tangible assets.

The excess earnings are capitalized using an appropriate capitalization rate and are then added to the value of the net tangible assets to determine the approximate value of the entity.

Capitalization Rate for Excess Earnings

Calculation of an appropriate capitalization rate to be applied to those earnings which are in excess of a market return on tangible assets is based primarily on the persistence of the Company’s intangible assets. Persistence refers to the average length of time that customers can be expected to continue doing business with the Company. For example, a company with a very consistent dependable customer base might have persistence of five years or more, which equates to a 20% capitalization rate. On the other hand, a new company in an intensely competitive industry may have persistence of three months, which equates to a 400% capitalization rate. The factors to be considered in evaluating a company’s persistence include:

•	The nature of the business
•	Management quality and depth
•	The company’s market position
•	The company’s reputation
•	Earnings quality and consistency
•	The nature of related intangible assets, that is, whether there are any identifiable intangibles, their effect on the company’s earnings, their estimated remaining lives, etc.
•	Historical patterns of persistence of the company’s customer base

[Guide to Business Valuations, Fishman, Pratt, Griffith, & Wilson, Practitioners Publishing Company, 1999].

12

There is not a significant number of competitors in the local region in which Northern operates. As a result, once the Company obtains a hook-up with a customer, the relationship usually tends to last for several years. In this case, we believe that a reasonable estimate of the life of a typical customer relationship would approximate five years.

Considering the above factors, we have selected 20% as the capitalization rate applicable to excess earnings, based primarily on the persistence of the Company’s customer base.

Calculation of Excess Earnings

The Excess Earnings-Treasury method is presented on Exhibit 30 of the Appendix and consists of the following steps:

1)	The value of the Company’s net tangible assets was determined to amount to $471,364 (Refer to Exhibit 29).
2)	The average normalized net income amounted to $92,929 as presented on Exhibit 26.

3)	The net tangible operating assets are multiplied by the required rate of return on tangible assets of 10.47% (Refer to Exhibit 28) to arrive at a return on net tangible operating assets of $49,352.

4)	The calculated return on net tangible operating assets is subtracted from normalized earnings. The difference represents the Company’s excess earnings of $43,577.

5)	The excess earnings are capitalized by using the excess earnings capitalization rate of 20%. The result is an indicated value of intangible assets amounting to $217,885.

We consider this amount to be representative of the fair market value of the intangible assets at March 31, 2003.

Calculation of Net Asset Value Method

Combining the value of the net tangible assets of $471,364 to the value established for the intangible assets of $217,885 results in a total fair market value of the Company before applicable discounts of $689,249. Refer to Exhibit 31.

Discount for Minority Interest

The value of a minority interest in a business enterprise is impaired because those owning 50% or less of the voting rights of a firm lack certain elements of control. Among these are the powers to:

•	Elect directors and appoint management
•	Determine management compensation
•	Set policy and change the course of business
•	Acquire or liquidate assets
•	Make acquisitions
•	Liquidate, dissolve, sell, or recapitalize the company
•	Sell or acquire treasury shares
•	Declare and pay dividends
•	Change the articles of incorporation or bylaws
•	Block any of the above actions

13

[SOURCE: Shannon P. Pratt, Robert F. Reilly, and Robert P. Schweihs, Valuing a Business: The Analysis and Appraisal of Closely Held Companies, 3rd Edition (Burr Ridge, IL: Irwin Professional Publishing, 1996), p. 301.]

The value of a minority interest is less than its pro rata share of the equity value on a controlling interest basis. A minority interest discount can be defined as the reduction from the pro rata share of the value of the entire business to reflect the absence of the power of control.

Numerous studies have been performed which help to determine the levels of minority interest discounts. One of the most well known was performed by H. Calvin Coolidge, who performed two studies in which he compiled data on actual sales prices of minority interests in closely held businesses. The results of his study were published in 1983 and found the average discount to be approximately 40%.

[SOURCE: H. Calvin Coolidge, “Survey Shows Trend Toward Larger Minority Discounts,” Estate Planning, September 1983, p. 282].

Another useful source of information to determine minority interest discounts has traditionally been the studies published by Mergerstat Review. These studies compare the price paid for relatively large blocks (greater than 10%) of publicly-traded issues to the market price for much smaller transactions in the same securities, before the “control” transaction was announced. It is possible to calculate the premium paid for the “controlling interest” versus the price paid for the “minority interest”. This is expressed as a percentage of the value of the stock, and a minority interest discount can be derived from that amount. This source indicates that since 1987, the implied minority interest discount has been approximately 24%. Refer to Exhibit 32.

[SOURCE: Mergerstat Review 2000, (Los Angeles: Houlihan, Lokey, Howard & Zukin), 2001.]

In our opinion, a 25% minority discount is appropriate in this instance.

Discount for Lack of Marketability

An investment interest in Northern is an illiquid investment that lacks an active, steady and readily available market. There is a cost to locating interested and capable buyers and such buyers would be concerned themselves about the lack of liquidity relating to the investment.

Discounts for lack of marketability have been observed to fall over a relatively wide range. Numerous studies concerning the size of marketability discounts have been published. Empirical evidence for lack of marketability discounts can be found by looking at a number of studies that were conducted over the past twenty-five years. These studies determined average levels of discounts for lack of marketability. They fall into two basic categories, depending upon the type of supporting data used:

•

14

Restricted (“letter”) stock studies, and

•	IPO stock studies (i.e., studies of transactions in closely held stocks prior to an initial public offerings (IPO))

Our reviews of these studies indicate that average discounts ranging from 23% to 45% in the restricted stock studies (see Exhibit 33) and median discounts of 31.8% to 73.1% in the IPO studies (see Exhibit 34).

The restricted stock studies isolate the value of the marketability factor from all other factors. Restricted stocks are identical in all aspects to the freely traded stocks of public companies except that they are restricted from trading on the open market for a certain period of time. A publicly traded Company may sell securities that are not registered with the Securities and Exchange Commission (SEC) in private placements. However, these securities cannot be resold on the open market, except under SEC Rule 144, which requires a two year holding period, among other restrictions. Marketability is the only difference between the letter stock and its freely traded counterpart.

Evidence of the price discount required by purchasers of restricted stock is found by comparing the price of a privately placed stock to the price of its unrestricted publicly traded counterpart. Since these studies are based on hundreds of such arm’s length transactions, this provides a strong base of empirical evidence from which to quantify a discount for lack of marketability.

Whereas the restricted stock studies indicate a discount for securities that are restricted from trading for a specific period of time, the IPO stock studies provide data with regard to stocks which were not previously traded on any open market. These IPO stock studies more closely approximate a lack of marketability for truly closely-held stocks for which no public market had been established and tend to produce greater discounts for lack of marketability than the restricted stock studies. The discount for lack of marketability is generally determined as the difference between the Company’s IPO stock price and the price at which the Company’s stock traded in private transactions prior to the IPO, adjusted for factors such as changes in earnings level and industry price/earnings multiples.

The above studies provide empirical evidence that substantial discounts for lack of marketability are appropriate in the valuation of nonmarketable closely-held interests. These studies all represent a comparison of minority interests, with the point of comparison being whether or not the minority interests were marketable.

Based upon a review of the empirical studies and considering Vineyard’s investment of Northern, we believe that a 25% marketability discount is reasonable and appropriate as of the valuation date.

Final Estimate of Value Calculation

We have determined that the Net Asset Value Method provides the best estimate of fair market value at March 31, 2003. We have provided for a minority interest discount and a discount for lack of marketability as we considered appropriate in this case. Our final estimate of fair market value of a 45% interest in Northern Pipeline Company, LLC (on a non-marketable, minority interest basis) owned by Vineyard Oil and Gas Company as of March 31, 2003 is $174,000, calculated as follows:

15

Value indicated by the Net Asset Value Method	$ 689,249

Less: 25% Minority Interest Discount	(172,312)

Subtotal	$516,937

Less: 25% Discount for Lack of Marketability	(129,234)

Total Value on a Non-marketable, Minority Interest Basis	$387,703

Percentage ownership by Vineyard Oil and Gas Company	45%

Estimated Fair Market Value of a 45% Interest (rounded)	$174,000

Summary and Conclusion

In our analysis of the fair market value (on a non-marketable, minority interest basis) of the 45% membership interest in Northern Pipeline Company, LLC of Vineyard Oil and Gas Company as of March 31, 2003, we have adhered to the guidelines of Revenue Ruling 59-60 and have considered the basic approaches to valuation.

We determined that the Net Asset Value Method provided the best estimate of the fair market value at March 31, 2003.

It is our opinion that a reasonable estimate of the fair market value of Vineyard Oil and Gas Company’s 45% number interest of Northern Pipeline, LLC is $174,000.

16

Exhibit 1
Vineyard Oil and Gas Company
Historic Balance Sheets

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
ASSETS
Current Assets:
Cash	432,703	507,161	1,669,304	282,026	612,457	1,528,714
Trade accounts receivable	3,072,141	3,387,171	7,154,477	5,697,291	6,144,466	8,818,187
(Allowance for doubtful accounts)	-73,700	-90,100	-287,255	-438,629	-348,607	-348,607
Inventories	172,461	97,500	67,107	49,569	51,825	54,742
Prepaid expenses	29,769	32,204	458,094	78,442	134,711	191,599
Total Current Assets	3,633,374	3,933,936	9,061,727	5,668,699	6,594,852	10,244,635

Fixed Assets:
Land and land improvements	193,680	193,680	193,680	193,680	193,680	193,680
Building and improvements	257,008	257,008	257,008	260,087	267,618	267,658
Oil and gas properties and transmission equipment	6,700,228	6,804,544	5,471,491	5,482,134	5,482,134	5,482,134
Drilling and other equipment	1,187,592	1,231,658	1,205,870	1,237,423	1,239,353	1,239,353
Capital lease	0	0	75,000	75,000	75,000	75,000
(Accumulated depreciation)	-7,913,763	-8,000,460	-6,709,528	-6,783,844	-6,852,887	-6,869,631
Net Fixed Assets	424,745	486,430	493,521	464,480	404,898	388,194

Other Noncurrent Assets:
Cash restricted for well plugging	445,239	360,006	244,419	249,929	252,195	252,592
Investments	185,617	158,226	173,786	94,743	85,245	104,576
Long-term trade receivables	0	0	0	200,000	150,000	150,000
Total Other Noncurrent Assets	630,856	518,232	418,205	544,672	487,440	507,168
Total Assets	4,688,975	4,938,598	9,973,453	6,677,851	7,487,190	11,139,997

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	2,538,160	2,729,620	8,116,383	4,546,701	5,043,120	9,315,496
Other accounts payable	142,836	279,059	14,590	188,007	610,190	363,876
Accrued expenses	45,137	20,822	91,656	69,472	41,090	31,027
Current portion of capital lease	0	0	9,087	9,754	10,470	10,657
Total Current Liabilities	2,726,133	3,029,501	8,231,716	4,813,934	5,704,870	9,721,056

Other Long-Term Liabilities:
Deffered revenue from partnership	353,582	372,277	387,829	393,563	394,322	394,643
Obligations under capital lease	0	0	60,203	50,449	39,979	37,244
Total Other Long-Term Liabilities	353,582	372,277	448,032	444,012	434,301	431,887
Total Liabilities	3,079,715	3,401,778	8,679,748	5,257,946	6,139,171	10,152,943

Stockholders’ Equity:
Common stock	256,278	256,278	256,278	263,778	266,278	266,278
Additional paid-in capital (common)	4,935,430	4,935,430	4,975,430	4,967,930	4,965,430	4,965,430
Retained earnings	-3,357,528	-3,429,968	-3,713,083	-3,586,883	-3,658,769	-4,019,734
(Treasury stock - common)	-224,920	-224,920	-224,920	-224,920	-224,920	-224,920
Total Stockholders’ Equity	1,609,260	1,536,820	1,293,705	1,419,905	1,348,019	987,054
Total Liabilities & Stockholders’ Equity	4,688,975	4,938,598	9,973,453	6,677,851	7,487,190	11,139,997

Exhibit 2
Vineyard Oil and Gas Company
Historic Income Statements

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
Sales Revenue:
Gas Marketing	11,841,216	12,964,654	20,142,497	33,954,540	23,496,035	13,536,689
Production and well services	579,717	568,771	643,409	718,172	515,054	142,842
Equipment rental and service income	245,608	141,005	361,285	519,713	431,468	57,567
Total Sales Revenue	12,666,541	13,674,430	21,147,191	35,192,425	24,442,557	13,737,098

Cost of Goods Sold:
Depreciation expense	73,094	69,861	107,384	54,019	54,444	13,412
Gas marketing	11,497,063	12,688,707	20,056,256	33,405,180	23,096,894	13,824,083
Well services	0	0	0	0	0	0
Production and well services	555,150	565,768	269,504	268,859	225,447	80,116
Equipment expenses	49,393	9,021	401,967	544,519	449,989	56,970
Total Cost of Goods Sold	12,174,700	13,333,357	20,835,111	34,272,577	23,826,774	13,974,581
Gross Profit	491,841	341,073	312,080	919,848	615,783	-237,483

General & Administrative Expenses:
Depreciation expense	11,482	16,836	18,613	19,654	14,599	3,334
Interest expense	469	0	3,436	7,005	7,095	1,108
General and administrative	456,952	539,134	796,827	939,007	803,231	169,022
Total General & Administrative Expenses	468,903	555,970	818,876	965,666	824,925	173,464
Income From Operations	22,938	-214,897	-506,796	-45,818	-209,142	-410,947

Other Revenues and Expenses:
Equity in earnings of jointly owned company	31,607	61,134	65,270	80,284	28,261	32,165
Other income	132,023	81,323	158,411	91,734	108,994	18,142
Total Other Revenues and Expenses	163,630	142,457	223,681	172,018	137,255	50,307
Income Before Taxes	186,568	-72,440	-283,115	126,200	-71,887	-360,640

Income Taxes:
Federal income tax	0	0	0	0	0	325
Total Income Taxes	0	0	0	0	0	325

Net Income	186,568	-72,440	-283,115	126,200	-71,887	-360,965

Exhibit 3
Vineyard Oil & Gas Company
Normalization Adjustments
For the Years 1998 through 2002 and the 3-Month Period Ended March 31, 2003

						3 Months Ended
	1998	1999	2000	2001	2002	March 31, 2003

Historical Net Income	$ 186,568	$ (72,440)	$ (283,115)	$ 126,200	$ (71,887)	$ (360,965)

Legal and accounting fees related to filing restatement with SEC	0	0	0	0	100,000	0

Normalized pretax income	186,568	(72,440)	(283,115)	126,200	28,113	(360,965)

Provision for income tax *	0	0	0	0	0	0

Normalized Net income	$ 186,568	$ (72,440)	$ (283,115)	$ 126,200	$ 28,113	$ (360,965)

*	There is no required provision for federal and state income taxes because of the availability of net operating loss carryforwards. Additionally, there are no prior year federal and state income taxes to be refunded as a result of the net operating losses incurred during the period.

Exhibit 4
Vineyard Oil and Gas Company
Normalized Income Statements

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	FY 2003
Sales Revenue:
Gas Marketing	11,841,216	12,964,654	20,142,497	33,954,540	23,496,035	13,536,689
Production and well services	579,717	568,771	643,409	718,172	515,054	142,842
Equipment rental and service income	245,608	141,005	361,285	519,713	431,468	57,567
Total Sales Revenue	12,666,541	13,674,430	21,147,191	35,192,425	24,442,557	13,737,098

Cost of Goods Sold:
Depreciation expense	73,094	69,861	107,384	54,019	54,444	13,412
Gas marketing	11,497,063	12,688,707	20,056,256	33,405,180	23,096,894	13,824,083
Well services	0	0	0	0	0	0
Production and well services	555,150	565,768	269,504	268,859	225,447	80,116
Equipment expenses	49,393	9,021	401,967	544,519	449,989	56,970
Total Cost of Goods Sold	12,174,700	13,333,357	20,835,111	34,272,577	23,826,774	13,974,581
Gross Profit	491,841	341,073	312,080	919,848	615,783	-237,483

General & Administrative Expenses:
Depreciation expense	11,482	16,836	18,613	19,654	14,599	3,334
Interest expense	469	0	3,436	7,005	7,095	1,108
General and administrative	456,952	539,134	796,827	939,007	703,231	169,022
Total General & Administrative Expenses	468,903	555,970	818,876	965,666	724,925	173,464
Income From Operations	22,938	-214,897	-506,796	-45,818	-109,142	-410,947

Other Revenues and Expenses:
Equity in earnings of jointly owned company	31,607	61,134	65,270	80,284	28,261	32,165
Other income	132,023	81,323	158,411	91,734	108,994	18,142
Total Other Revenues and Expenses	163,630	142,457	223,681	172,018	137,255	50,307
Income Before Taxes	186,568	-72,440	-283,115	126,200	28,113	-360,640

Income Taxes:
Federal income tax	0	0	0	0	0	325
Total Income Taxes	0	0	0	0	0	325

Net Income	186,568	-72,440	-283,115	126,200	28,113	-360,965

Exhibit 5
Vineyard Oil and Gas Company
Unadjusted Detailed
Common-Size Balance Sheets

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
ASSETS
Current Assets:
Cash	9.23%	10.27%	16.74%	4.22%	8.18%	13.72%
Trade accounts receivable	65.52%	68.59%	71.74%	85.32%	82.07%	79.16%
(Allowance for doubtful accounts)	-1.57%	-1.82%	-2.88%	-6.57%	-4.66%	-3.13%
Inventories	3.68%	1.97%	0.67%	0.74%	0.69%	0.49%
Prepaid expenses	0.63%	0.65%	4.59%	1.17%	1.80%	1.72%
Total Current Assets	77.49%	79.66%	90.86%	84.89%	88.08%	91.96%

Fixed Assets:
Land and land improvements	4.13%	3.92%	1.94%	2.90%	2.59%	1.74%
Building and improvements	5.48%	5.20%	2.58%	3.89%	3.57%	2.40%
Oil and gas properties and transmission equipment	142.89%	137.78%	54.86%	82.09%	73.22%	49.21%
Drilling and other equipment	25.33%	24.94%	12.09%	18.53%	16.55%	11.13%
Capital lease	0.00%	0.00%	0.75%	1.12%	1.00%	0.67%
(Accumulated depreciation)	-168.77%	-162.00%	-67.27%	-101.59%	-91.53%	-61.67%
Net Fixed Assets	9.06%	9.85%	4.95%	6.96%	5.41%	3.48%

Other Noncurrent Assets:
Cash restricted for well plugging	9.50%	7.29%	2.45%	3.74%	3.37%	2.27%
Investments	3.96%	3.20%	1.74%	1.42%	1.14%	0.94%
Long-term trade receivables	0.00%	0.00%	0.00%	2.99%	2.00%	1.35%
Total Other Noncurrent Assets	13.45%	10.49%	4.19%	8.16%	6.51%	4.55%
Total Assets	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	54.13%	55.27%	81.38%	68.09%	67.36%	83.62%
Other accounts payable	3.05%	5.65%	0.15%	2.82%	8.15%	3.27%
Accrued expenses	0.96%	0.42%	0.92%	1.04%	0.55%	0.28%
Current portion of capital lease	0.00%	0.00%	0.09%	0.15%	0.14%	0.10%
Total Current Liabilities	58.14%	61.34%	82.54%	72.09%	76.20%	87.26%

Other Long-Term Liabilities:

Deffered revenue from partnership	7.54%	7.54%	3.89%	5.89%	5.27%	3.54%
Obligations under capital lease	0.00%	0.00%	0.60%	0.76%	0.53%	0.33%
Total Other Long-Term Liabilities	7.54%	7.54%	4.49%	6.65%	5.80%	3.88%
Total Liabilities	65.68%	68.88%	87.03%	78.74%	82.00%	91.14%

Stockholders’ Equity:
Common stock	5.47%	5.19%	2.57%	3.95%	3.56%	2.39%
Additional paid-in capital (common)	105.26%	99.94%	49.89%	74.39%	66.32%	44.57%
Retained earnings	-71.60%	-69.45%	-37.23%	-53.71%	-48.87%	-36.08%
(Treasury stock - common)	-4.80%	-4.55%	-2.26%	-3.37%	-3.00%	-2.02%
Total Stockholders’ Equity	34.32%	31.12%	12.97%	21.26%	18.00%	8.86%
Total Liabilities & Stockholders’ Equity	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Exhibit 6
Vineyard Oil and Gas Company
Unadjusted Detailed
Common-Size Income Statements

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
Total gross sales	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Total Sales Revenue	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Cost of Goods Sold:
Depreciation expense	0.58%	0.51%	0.51%	0.15%	0.22%	0.10%
Gas marketing	90.77%	92.79%	94.84%	94.92%	94.49%	100.63%
Well services	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Production and well services	4.38%	4.14%	1.27%	0.76%	0.92%	0.58%
Equipment expenses	0.39%	0.07%	1.90%	1.55%	1.84%	0.41%
Total Cost of Goods Sold	96.12%	97.51%	98.52%	97.39%	97.48%	101.73%
Gross Profit	3.88%	2.49%	1.48%	2.61%	2.52%	-1.73%

General & Administrative Expenses:
Depreciation expense	0.09%	0.12%	0.09%	0.06%	0.06%	0.02%
Interest expense	0.00%	0.00%	0.02%	0.02%	0.03%	0.01%
General and administrative	3.61%	3.94%	3.77%	2.67%	3.29%	1.23%
Total General & Administrative Expenses	3.70%	4.07%	3.87%	2.74%	3.37%	1.26%
Income From Operations	0.18%	-1.57%	-2.40%	-0.13%	-0.86%	-2.99%

Other Revenues and Expenses:
Equity in earnings of jointly owned company	0.25%	0.45%	0.31%	0.23%	0.12%	0.23%
Other income	1.04%	0.59%	0.75%	0.26%	0.45%	0.13%
Total Other Revenues and Expenses	1.29%	1.04%	1.06%	0.49%	0.56%	0.37%
Income Before Taxes	1.47%	-0.53%	-1.34%	0.36%	-0.29%	-2.63%

Income Taxes:
Federal income tax	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total Income Taxes	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Net Income	1.47%	-0.53%	-1.34%	0.36%	-0.29%	-2.63%

Exhibit 7
Vineyard Oil and Gas Company
Normalized Business Ratios

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
Liquidity Ratios:
Current	1.33	1.3	1.1	1.18	1.16	1.05
Quick	1.26	1.26	1.04	1.15	1.12	1.03
Accounts receivable turnover	4.22	4.15	3.08	6.69	4.22	1.62
Days’ receivable	85.22	86.8	116.9	53.79	85.36	221.96
Inventory turnover	70.59	136.75	310.48	691.41	459.75	255.28
Days’ inventory	5.1	2.63	1.16	0.52	0.78	1.41
Accounts payable turnover	4.8	4.88	2.57	7.54	4.72	1.5
Days’ payable	75.05	73.7	140.24	47.76	76.2	239.98
Working capital turnover	13.96	15.12	25.48	41.17	27.46	26.24
Inventory as a % of Total current assets	4.75%	2.48%	0.74%	0.87%	0.79%	0.53%
Total current assets as a % of Total assets	77.49%	79.66%	90.86%	84.89%	88.08%	91.96%

Coverage Ratios:
Times interest earned	0	0	0	0	0	0
Current portion of long-term debt coverage	0	0	0	0	0	0
Principal & Interest coverage	0	0	0	0	0	0
Preferred dividend coverage	0	0	0	0	0	0

Leverage/Capitalization Ratios:
Fixed assets to Tangible net worth	0.26	0.32	0.38	0.33	0.3	0.39
Total debt to Tangible net worth	1.91	2.21	6.71	3.7	4.55	10.29
Short-term debt to Total debt	88.52%	89.06%	94.84%	91.56%	92.93%	95.75%
Short-term debt to Net worth	169.40%	197.13%	636.29%	339.03%	423.20%	984.86%
Total debt to Total assets	65.68%	68.88%	87.03%	78.74%	82.00%	91.14%

Operating Ratios:

Percent return on Tangible net worth	11.59%	-4.71%	-21.88%	8.89%	2.09%	-36.54%
Percent return on Total assets	3.98%	-1.47%	-2.84%	1.89%	0.38%	-3.24%
Net sales to Net fixed assets	29.82	28.11	42.85	75.77	60.37	35.39
Net sales to Total assets	2.7	2.77	2.12	5.27	3.26	1.23
Percent Depr., Amort. to Net sales	0.67%	0.63%	0.60%	0.21%	0.28%	0.12%
Percent Officer salaries to Net sales	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total sales to Net worth	7.87	8.9	16.35	24.79	18.13	13.92

Exhibit 8
Vineyard Oil & Gas Company
Normalized Business vs. Industry Ratios
December 31, 2002

	Business	Industry

Liquidity Ratios:
Current ratio	1.16	0.9
Quick ratio	1.12	0.5
Accounts receivable turnover	4.22	12.4
Inventory turnover	459.75	n/a
Accounts payable turnover	4.72	n/a
Working capital turnover	27.46	12.4

Coverage Ratios:
Times interest earned	n/a	3.1
Current portion of long-term debt coverage ratio	n/a	3.7

Leverage/Capitalization Ratios:
Fixed assets to Tangible net worth	0.30	2.0
Total debt to Tangible net worth	4.55	3.0

Operating Ratios:
Percent return on Tangible net worth	2.09%	21.1%
Percent return on Total assets	0.38%	5.2%
Net sales to Net fixed assets	60.37	2.4

Net sales to Total assets	3.26	1.5

Exhibit 9
Vineyard Oil and Gas Company
Normalized Business & Industry Ratios
History		Overall
	Average	Trend
			FY 1998	FY 1999	FY 2000	FY 2001
Liquidity Ratios:
Current ratio - Business	1.2	-0.1	1.3	1.3	1.1	1.2
Industry	1	0	1.1	1.1	0.9	1.1
Difference from industry	0.2	-0.1	0.2	0.2	0.2	0.1

Quick ratio - Business	1.2	-0.1	1.3	1.3	1	1.2
Industry	0.6	0.1	0.6	0.6	0.6	0.8
Difference from industry	0.6	-0.1	0.7	0.7	0.4	0.4

Accounts receivable turnover - Business	4.5	0.6	4.2	4.1	3.1	6.7
Industry	11.3	0.2	11.1	14.3	9.7	11.5
Difference from industry	-6.7	0.4	-6.9	-10.1	-6.6	-4.8

Inventory turnover - Business	302.3	203.6	70.6	136.8	310.5	691.4
Industry	0	0	0	0	0	0
Difference from industry	302.3	203.6	70.6	136.8	310.5	691.4

Accounts payable turnover - Business	4.9	0.6	4.8	4.9	2.6	7.5
Industry	0	0	0	0	0	0
Difference from industry	4.9	0.6	4.8	4.9	2.6	7.5

Working capital turnover - Business	23.9	9.2	14	15.1	25.5	41.2
Industry	-151.7	208.1	80.9	121.1	-83	122.5

Difference from industry	175.6	-198.9	-66.9	-106	108.5	-81.4

Coverage Ratios:
Times interest earned - Business	0	0	0	0	0	0
Industry	3.1	-0.2	3.2	2.8	3	2.7
Difference from industry	-3.1	0.2	-3.2	-2.8	-3	-2.7

Current portion of L.T. debt coverage - Business	0	0	0	0	0	0
Industry	5.1	0.1	4.7	4.9	4.4	6.1
Difference from industry	-5.1	-0.1	-4.7	-4.9	-4.4	-6.1

Leverage/Capitalization Ratios:
Fixed assets to Net worth - Business	0.3	0	0.3	0.3	0.4	0.3
Industry	1.9	0	1.7	1.8	2.1	1.8
Difference from industry	-1.5	0	-1.4	-1.5	-1.7	-1.5

Total debt to Net worth - Business	3.6	1	1.9	2.2	6.7	3.7
Industry	2.1	0	2.1	1.9	2.3	2.2
Difference from industry	1.5	1	-0.2	0.4	4.4	1.5

Operating Ratios:
Percent return on Net worth - Business	-1.50%	-2.50%	11.60%	-4.70%	-21.90%	8.90%
Industry	16.30%	-1.30%	15.60%	15.30%	16.10%	14.00%
Difference from industry	-17.90%	-1.20%	-4.00%	-20.10%	-38.00%	-5.10%

Percent return on Total assets - Business	0.40%	-0.80%	4.00%	-1.50%	-2.80%	1.90%
Industry	5.70%	-0.60%	5.40%	5.10%	5.40%	4.80%
Difference from industry	-5.30%	-0.20%	-1.40%	-6.60%	-8.20%	-2.90%

Net sales to Net fixed assets - Business	44.1	15.3	29.8	28.1	42.8	75.8
Industry	1.7	0.1	1.7	1.4	1.6	2
Difference from industry	42.4	15.2	28.1	26.7	41.3	73.7

Net sales to Total assets - Business	3.2	0.7	2.7	2.8	2.1	5.3
Industry	1	0	1	0.9	0.9	1
Difference from industry	2.2	0.7	1.7	1.8	1.2	4.2

Percent Depr., Amort. to Net sales - Business	0.50%	-0.10%	0.70%	0.60%	0.60%	0.20%
Industry	4.90%	0.40%	4.20%	4.90%	5.80%	5.30%
Difference from industry	-4.40%	-0.50%	-3.50%	-4.30%	-5.20%	-5.10%

Percent Officer salaries to Net sales - Business	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Industry	0.50%	0.50%	0.00%	0.00%	0.00%	2.60%
Difference from industry	-0.50%	-0.50%	0.00%	0.00%	0.00%	-2.60%

Exhibit 10
Vineyard Oil & Gas Company
Normalized Business vs. Industry
Common-Size Statements, as of December 31, 2002

	Business	Industry

Income Data (Based on 2002):
Net sales	100.00%	100.0%
Gross profit	2.52%	n/a
Operating expenses	100.45%	93.1%
Operating profit	-0.45%	6.9%
All other income (expense)	0.57%	-1.8%
Profit Before Tax	0.12%	5.10%

Assets:
Cash & equivalents	8.18%	4.4%
Trade receivables (net)	77.41%	23.7%
Inventory	0.69%	8.3%
All other current	1.80%	5.1%
Total Current Assets	88.08%	41.5%

Fixed assets (net)	5.41%	42.5%
Intangibles (net)	0.00%	6.9%
All other noncurrent	6.51%	9.0%
Total Noncurrent Assets	11.92%	58.5%
Total Assets	100.00%	100.0%

Liabilities:
Notes payable short-term	0.00%	12.3%
Current maturities of long-term debt	0.00%	4.0%
Trade payables	67.36%	14.5%
Income taxes payable	0.00%	0.4%
All other current liabilities	8.84%	14.7%
Total Current Liabilities	76.20%	45.9%

Long-term debt	0.00%	20.9%
Deferred taxes	0.00%	3.5%
All other noncurrent liabilities	5.80%	3.2%
Net worth	18.00%	26.6%
Total Liabilities and Net Worth	100.00%	100.0%

Exhibit 11
Vineyard Oil and Gas Company
Normalized Business & Industry
Common-Size Statements, History
	Business	Industry	Business	Industry	Business	Industry	Business	Industry
	FY 1998	FY 1998	FY 1999	FY 1999	FY 2000	FY 2000	FY 2001	FY 2001
Income Data:
Net sales	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Gross profit	3.90%	100.00%	2.50%	100.00%	1.50%	100.00%	2.60%	100.00%
Operating expenses	3.70%	91.40%	4.10%	93.00%	3.90%	90.00%	2.70%	92.40%
Operating profit	0.20%	8.60%	-1.60%	7.00%	-2.40%	10.00%	-0.10%	7.60%
All other expenses (net)	-1.30%	2.00%	-1.00%	1.90%	-1.10%	1.60%	-0.50%	1.60%
Profit Before Tax	1.50%	6.60%	-0.50%	5.10%	-1.30%	8.50%	0.40%	6.00%

Assets:
Cash & equivalents	9.20%	7.40%	10.30%	8.50%	16.70%	7.00%	4.20%	7.90%
Trade receivables (net)	63.90%	17.00%	66.80%	14.80%	68.90%	19.50%	78.70%	18.20%
Inventory	3.70%	5.00%	2.00%	5.90%	0.70%	5.90%	0.70%	7.20%
All other current	0.60%	5.50%	0.70%	2.80%	4.60%	4.10%	1.20%	2.60%
Total Current Assets	77.50%	34.90%	79.70%	32.00%	90.90%	36.60%	84.90%	35.90%

Fixed assets (net)	9.10%	53.80%	9.80%	56.30%	4.90%	54.90%	7.00%	48.70%
Intangibles (net)	0.00%	1.80%	0.00%	1.80%	0.00%	2.00%	0.00%	6.20%
All other noncurrent	13.50%	9.40%	10.50%	10.00%	4.20%	6.50%	8.20%	9.10%
Total Noncurrent Assets	22.50%	65.00%	20.30%	68.00%	9.10%	63.40%	15.10%	64.10%
Total Assets	100.00%	99.90%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Liabilities:
Notes payable short-term	0.00%	4.20%	0.00%	4.70%	0.00%	7.50%	0.00%	7.20%
Current maturity of long-term Debt	0.00%	2.20%	0.00%	5.00%	0.00%	3.70%	0.00%	2.90%
Trade payables	54.10%	17.00%	55.30%	12.30%	81.40%	13.40%	68.10%	16.20%
Income taxes payable	0.00%	0.50%	0.00%	0.20%	0.00%	0.40%	0.00%	0.30%
All other current liabilities	4.00%	8.00%	6.10%	10.90%	1.20%	9.40%	4.00%	7.40%
Total Current Liabilities	58.10%	31.90%	61.30%	33.10%	82.50%	34.30%	72.10%	34.00%

Long-term debt	0.00%	24.50%	0.00%	24.60%	0.00%	24.40%	0.00%	22.30%
Deferred taxes	0.00%	4.60%	0.00%	4.90%	0.00%	3.50%	0.00%	2.60%
All other noncurrent liabilities	7.50%	3.50%	7.50%	3.20%	4.50%	3.00%	6.60%	4.30%
Net worth	34.30%	35.50%	31.10%	34.20%	13.00%	34.70%	21.30%	36.80%
Total Liabilities & Net Worth	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Exhibit 12
Vineyard Oil & Gas Company

Calculation of Average Normalized Net Earnings
March 31, 2003

Average Net Earnings:
					Weighted
		Normalized		Weighting	Normalized
	Year	Net Income		Assigned	Net Income
	1998	$ 186,568		1	$ 186,568
	1999	(72,440)		2	(144,880)
	2000	(283,115)		3	(849,345)
	2001	126,200		4	504,800
	2002	28,113		5	140,565
	2003	(360,965)	*	1.5	(541,448)

Total		$ (375,639)		16.5	(703,740)

Divided by number of years		5.25

Average Normalized Net Earnings		$ (71,550)

Divided by sum of weighting factors					16.5

Weighted Average Normalized Net Earnings					$ (42,651)

* The weighting assigned to the quarter ending March 31, 2003 was calculated as follows:

Weighting of 6 multiplied by 0.25 years = 1.5

Exhibit 13
Vineyard Oil & Gas Company
Drilling Program 1980-3
Net Tangible Assets

December 31, 2002

Balance Sheet	Book Value	Fair Market Value

Cash	$—	$—
Accounts Receivable- VOG (Parent)	43	43
Accounts Receivable - Plugging Escrow	2,577	—

Well Costs	252,157
Less: Accumulated Amortization Well Costs	(252,157)
Well Costs, net of amortization	—	12,174

Syndication Costs	27,240	—
Organization Costs, net of amortization	—	—

Total Assets	$29,860	$12,217

Accounts Payable - General Partner	$10,019	$10,019
Deferred Revenue	60	—
Total Liabilities	10,079	10,019

Net Tangible Assets	$19,781	$2,198

Exhibit 14
Vineyard Oil & Gas Company
Drilling Program 1982-3
Net Tangible Assets
December 31, 2002

Balance Sheet	Book Value	Fair Market Value

Cash	$668	$668
Accounts Receivable- VOG (Parent)	548	548
Accounts Receivable - Plugging Escrow	34,134	—

Well Costs	1,010,043
Less: Accumulated Amortization Well Costs	(1,004,275)
Well Costs, net of amortization	5,768	18,261

Syndication Costs	91,650	—
Organization Costs, net of amortization	—
Other assets, net of amortization	4,929	—

Total Assets	$137,698	$19,477

Accounts Payable - General Partner	$25,839	$25,839
Total Liabilities	25,839	25,839

Net Tangible Assets	$111,858	$(6,362)

Exhibit 15
Vineyard Oil & Gas Company
Drilling Program 1982-4C
Net Tangible Assets
December 31, 2002

Balance Sheet	Book Value	Fair Market Value

Cash	$ -	$ -
Accounts Receivable- VOG (Parent)	127	127
Accounts Receivable - Limited Partnerships	4,794	4,794
Accounts Receivable - Plugging Escrow	12,400	-
Accounts Receivable - VOG Inc.	1,954	1,954

Well Costs	93,898
Less: Accumulated Amortization Well Costs	(90,666)
Well Costs, net of amortization	3,232	6,087

Syndication Costs	29,925	-
Organization Costs, net of amortization	-	-

Total Assets	$ 52,432	$ 12,962

Deferred Revenue	$ 158	$ -
Total Liabilities	158	-

Net Tangible Assets	$ 52,274	$ 12,962

Exhibit 16
Vineyard Oil & Gas Company
Drilling Program 1984-3
Net Tangible Assets
December 31, 2002

Balance Sheet	Book Value	Fair Market Value

Cash	$ 6,388	$ 6,388
Accounts Receivable- VOG (Parent)	467	467
Accounts Receivable - Plugging Escrow	56,000	-

Well Costs	371,278
Less: Accumulated Amortization Well Costs	(353,626)
Well Costs, net of amortization	17,652	36,522

Syndication Costs	137,050	-
Organization Costs, net of amortization	107	-
Other assets	8,623	-

Total Assets	$ 226,288	$ 43,377

Accounts Payable - General Partner	$ 2,575	$ 2,575
Total Liabilities	2,575	2,575

Net Tangible Assets	$ 223,712	$ 40,802

Exhibit 17
Vineyard Oil and Gas Company
Summary of Investment in Limited Partnerships
March 31, 2003

		Capital
	Net Tangible	Ownership	Estimated
	Assets	Percentage	FMV
Drilling Program 1980-3	$ 2,198	13.057%	$ 287
Drilling Program 1982-3	(6,362)	64.160%	-
Drilling Program 1982-4C	12,962	56.605%	7,337
Drilling Program 1984-3	40,802	54.874%	22,389

Total Estimated Value of Limited Partnerships			$ 30,013
Discount for Estimated Liquidation Costs			(4,000)
Estimated Fair Market Value of Limited Partnerships			26,013

Estimated Fair Market Value of Limited Partnerships			$ 26,000	(rounded)

Exhibit 18
Vineyard Oil & Gas Company
Adjusted Net Assets
March 31, 2003

	Book Value	Fair Market Value
Balance Sheet

Cash and cash equivalents	$ 1,528,714	$ 1,528,714
Accounts receivable	8,818,187	8,548,187
Allowance for doubtful accounts	(348,607)	(404,969)
Inventories	54,742	54,742
Prepaid expenses	191,599	191,599
Total Current Assets	10,244,635	9,918,273

Land, buildings and improvements, net of accumulated depreciation	217,754	425,000
Oil and gas wells, less accumulated amortization	102,938	626,961
Vehicles, net of accumulated depreciation	46,111	46,111
Office equipment, net of accumulated depreciation	7,906	7,906
Other equipment, net of accumulated depreciation	7,569	7,569
Total Fixed Assets	382,278	1,113,547

Long term trade receivable	150,000	150,000
Cash restricted for well plugging	252,592	252,592
Investments in Limited Partnerships	5,916	26,000
Investment in Northern Pipeline Company, LLC	104,576	174,000
Total Other Assets	513,084	602,592

Total Assets	$ 11,139,997	$ 11,634,412

Trade accounts payable	$ 9,315,496	$ 9,120,496
Production distribution payable	363,876	363,876
Accrued expenses	31,027	31,027
Current portion of long-term debt	10,657	10,657
Total current liabilities	9,721,056	9,721,056

Long-term liabilities
Obligations under capital leases	37,244	37,244
Deferred Revenue	394,643	-
Total long-term liabilities	431,887	37,244

Total Liabilities	$ 10,152,943	$ 9,758,300

Adjusted Net Assets	$ 987,054	$ 1,876,112

Exhibit 19
Northern Pipeline Company, LLC
Normalized Balance Sheets

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
ASSETS
Current Assets:
Cash	32,927	-866	5,254	151	44,840	53,200
Trade accounts receivable	39,683	53,549	101,436	54,920	132,390	166,476
Prepaid expenses	6,125	6,125	6,995	0	3,036	2,614
Total Current Assets	78,735	58,808	113,685	55,071	180,266	222,290

Fixed Assets:
Land and buildings	713,447	746,617	786,115	786,115	786,115	865,046
(Accumulated depreciation)	-118,926	-190,797	-266,505	-345,115	-418,671	-443,380
Net Fixed Assets	594,521	555,820	519,610	441,000	367,444	421,666

Intangible Assets:
Intangibles	6,182	6,182	6,182	6,182	6,182	6,182
(Accumulated amortization)	-3,091	-4,327	-5,564	-6,182	-6,182	-6,182
Net Intangible Assets	3,091	1,855	618	0	0	0

Total Assets	676,347	616,483	633,913	496,071	547,710	643,956

LIABILITIES & PARTNERS’ CAPITAL
Current Liabilities:
Trade accounts payable	89,278	75,808	70,554	54,828	112,916	168,859
Other current liabilities	3,733	3,733	3,733	3,733	3,733	3,733
Total Current Liabilities	93,011	79,541	74,287	58,561	116,649	172,592

Total Liabilities	93,011	79,541	74,287	58,561	116,649	172,592

Partners’ Capital:
Partners’ Capital	583,336	536,942	559,626	437,510	431,061	471,364
Contributions to Capital	0	0	0	0	0	0
Total Partners’ Capital	583,336	536,942	559,626	437,510	431,061	471,364
Total Liabilities & Partners’ Capital	676,347	616,483	633,913	496,071	547,710	643,956

Exhibit 20
Northern Pipeline Company, LLC
Historic Income Statements

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
Sales Revenue:
Sales	238,852	206,843	294,650	350,826	344,586	73,353
Total Sales Revenue	238,852	206,843	294,650	350,826	344,586	73,353

Selling Expenses:
Repairs and maintenance	8,459	147	0	0	0	0
PA capital stock tax	3,708	4,828	3,765	6,352	2,454	0
Depreciation	67,665	72,374	75,708	78,613	73,555	19,653
Bank Charges	0	28	0	0	0	0
Management fees	9,600	9,600	9,600	9,600	9,600	2,400
Insurance expense	2,182	2,182	2,182	2,182	2,197	591
Pipeline maintenance	69,690	77,248	56,400	73,055	188,495	-20,781
Legal and professional expense	6,043	2,019	715	1,604	128	0
Amortization	1,236	1,236	1,236	618	0	0
Interest expense	0	0	0	109	0	0
Miscellaneous expense	33	0	0	284	27	13
Commissions and fees expense	0	0	0	0	171	0
maintenance expense	0	0	0	0	100	0
Total Selling Expenses	168,616	169,662	149,606	172,417	276,727	1,876

Income From Operations	70,236	37,181	145,044	178,409	67,859	71,477

Other Revenues and Expenses:
Add: Gain / (Loss) on sale of fixed assets	0	98,673	0	0	0	0
Total Other Revenues and Expenses	0	98,673	0	0	0	0
Income Before Taxes	70,236	135,854	145,044	178,409	67,859	71,477

Income Taxes:
Provision for income taxes	0	0	0	0	0	0
Total Income Taxes	0	0	0	0	0	0

Net Income	70,236	135,854	145,044	178,409	67,859	71,477

Exhibit 21
Northern Pipeline Company, LLC
Normalization Adjustments
For the Years 1998 through 2002 and the 3 Month Period Ended March 31, 2003

Three-Month
Period Ended
	1998	1999	2000	2001	2002	3/31/2003

Historical Net Income	$ 70,236	$ 135,854	$ 145,044	$ 178,409	$ 67,859	$ 71,477

Add (deduct):
Pipeline maintenance	-	-	-	-	20,781	(20,781)
Amortization	1,236	1,236	1,236	618	-
Gain/loss on sale of fixed assets	-	(98,673)	-	-	-	-

Normalized pretax income	71,472	38,417	146,280	179,027	88,640	50,696

Provision for income tax at 35%	(25,015)	(13,446)	(51,198)	(62,659)	(31,024)	(17,744)

Normalized Net income	$ 46,457	$ 24,971	$ 95,082	$ 116,368	$ 57,616	$ 32,952

Exhibit 22
Northern Pipeline Company, LLC
Normalized Income Statements

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
Sales Revenue:
Sales	238,852	206,843	294,650	350,826	344,586	73,353
Total Sales Revenue	238,852	206,843	294,650	350,826	344,586	73,353

Selling Expenses:
Repairs and maintenance	8,459	147	0	0	0	0
PA capital stock tax	3,708	4,828	3,765	6,352	2,454	0
Depreciation	67,665	72,374	75,708	78,613	73,555	19,653
Bank Charges	0	28	0	0	0	0
Management fees	9,600	9,600	9,600	9,600	9,600	2,400
Insurance expense	2,182	2,182	2,182	2,182	2,197	591
Pipeline maintenance	69,690	77,248	56,400	73,055	167,714	0
Legal and professional expense	6,043	2,019	715	1,604	128	0
Amortization	0	0	0	0	0	0
Interest expense	0	0	0	109	0	0
Miscellaneous expense	33	0	0	284	27	13
Commissions and fees expense	0	0	0	0	171	0
Maintenance expense	0	0	0	0	100	0
Total Selling Expenses	167,380	168,426	148,370	171,799	255,946	22,657

Income From Operations	71,472	38,417	146,280	179,027	88,640	50,696

Other Revenues and Expenses:
Add: Gain / (Loss) on sale of fixed assets	0	0	0	0	0	0
Total Other Revenues and Expenses	0	0	0	0	0	0
Income Before Taxes	71,472	38,417	146,280	179,027	88,640	50,696

Income Taxes:
Provision for income taxes	25,015	13,446	51,198	62,659	31,024	17,744
Total Income Taxes	25,015	13,446	51,198	62,659	31,024	17,744

Net Income	46,457	24,971	95,082	116,368	57,616	32,952

Exhibit 23
Northern Pipeline Company, LLC
Normalized Detailed
Common-Size Balance Sheets

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
ASSETS
Current Assets:
Cash	4.87%	-0.14%	0.83%	0.03%	8.19%	8.26%
Trade accounts receivable	5.87%	8.69%	16.00%	11.07%	24.17%	25.85%
Prepaid expenses	0.91%	0.99%	1.10%	0.00%	0.55%	0.41%
Total Current Assets	11.64%	9.54%	17.93%	11.10%	32.91%	34.52%

Fixed Assets:
Land and buildings	105.49%	121.11%	124.01%	158.47%	143.53%	134.33%
(Accumulated depreciation)	-17.58%	-30.95%	-42.04%	-69.57%	-76.44%	-68.85%
Net Fixed Assets	87.90%	90.16%	81.97%	88.90%	67.09%	65.48%

Intangible Assets:
Intangibles	0.91%	1.00%	0.98%	1.25%	1.13%	0.96%
(Accumulated amortization)	-0.46%	-0.70%	-0.88%	-1.25%	-1.13%	-0.96%
Net Intangible Assets	0.46%	0.30%	0.10%	0.00%	0.00%	0.00%

Total Assets	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

LIABILITIES & PARTNERS’ CAPITAL
Current Liabilities:
Trade accounts payable	13.20%	12.30%	11.13%	11.05%	20.62%	26.22%
Other current liabilities	0.55%	0.61%	0.59%	0.75%	0.68%	0.58%
Total Current Liabilities	13.75%	12.90%	11.72%	11.80%	21.30%	26.80%

Total Liabilities	13.75%	12.90%	11.72%	11.80%	21.30%	26.80%

Partners’ Capital:
Partners’ Capital	86.25%	87.10%	88.28%	88.20%	78.70%	73.20%
Contributions to Capital	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total Partners’ Capital	86.25%	87.10%	88.28%	88.20%	78.70%	73.20%
Total Liabilities & Partners’ Capital	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Exhibit 24
Northern Pipeline Company, LLC
Normalized Detailed
Common-Size Income Statements

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
Total gross sales	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Total Sales Revenue	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Selling Expenses:
Repairs and maintenance	3.54%	0.07%	0.00%	0.00%	0.00%	0.00%
PA capital stock tax	1.55%	2.33%	1.28%	1.81%	0.71%	0.00%
Depreciation	28.33%	34.99%	25.69%	22.41%	21.35%	26.79%
Bank Charges	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%
Management fees	4.02%	4.64%	3.26%	2.74%	2.79%	3.27%
Insurance expense	0.91%	1.05%	0.74%	0.62%	0.64%	0.81%
Pipeline maintenance	29.18%	37.35%	19.14%	20.82%	48.67%	0.00%
Legal and professional expense	2.53%	0.98%	0.24%	0.46%	0.04%	0.00%
Amortization	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Interest expense	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%
Miscellaneous expense	0.01%	0.00%	0.00%	0.08%	0.01%	0.02%
Commissions and fees expense	0.00%	0.00%	0.00%	0.00%	0.05%	0.00%
Maintenance expense	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%
Total Selling Expenses	70.08%	81.43%	50.35%	48.97%	74.28%	30.89%

Income From Operations	29.92%	18.57%	49.65%	51.03%	25.72%	69.11%

Other Revenues and Expenses:
Add: Gain / (Loss) on sale of fixed assets	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total Other Revenues and Expenses	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Income Before Taxes	29.92%	18.57%	49.65%	51.03%	25.72%	69.11%

Income Taxes:
Provision for income taxes	10.47%	6.50%	17.38%	17.86%	9.00%	24.19%
Total Income Taxes	10.47%	6.50%	17.38%	17.86%	9.00%	24.19%

Net Income	19.45%	12.07%	32.27%	33.17%	16.72%	44.92%

Exhibit 25
Northern Pipeline Company, LLC
Normalized Business Ratios

	FY 1998	FY 1999	FY 2000	FY 2001	FY 2002	Q1 2003
Liquidity Ratios:
Current	0.85	0.74	1.53	0.94	1.55	1.29
Quick	0.78	0.66	1.44	0.94	1.52	1.27
Accounts receivable turnover	6.02	3.86	2.9	6.39	2.6	0.44
Days’ receivable	59.81	93.2	123.93	56.36	138.31	817.03
Inventory turnover	0	0	0	0	0	0
Days’ inventory	0	0	0	0	0	0
Accounts payable turnover	0	0	0	0	0	0
Days’ payable	0	0	0	0	0	0
Working capital turnover	-16.73	-9.98	7.48	-100.52	5.42	1.48
Inventory as a % of Total current assets	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total current assets as a % of Total assets	11.64%	9.54%	17.93%	11.10%	32.91%	34.52%

Coverage Ratios:
Times interest earned	0	0	0	0	0	0
Current portion of long-term debt coverage	0	0	0	0	0	0
Principal & Interest coverage	0	0	0	0	0	0
Preferred dividend coverage	0	0	0	0	0	0

Leverage/Capitalization Ratios:
Fixed assets to Tangible net worth	1.02	1.04	0.93	1.01	0.85	0.89
Total debt to Tangible net worth	0.16	0.15	0.13	0.13	0.27	0.37
Short-term debt to Total debt	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Short-term debt to Net worth	15.94%	14.81%	13.27%	13.39%	27.06%	36.62%
Total debt to Total assets	13.75%	12.90%	11.72%	11.80%	21.30%	26.80%

Operating Ratios:
Percent return on Tangible net worth	12.32%	7.18%	26.17%	40.92%	20.56%	10.76%
Percent return on Total assets	10.57%	6.23%	23.08%	36.09%	16.18%	7.87%
Net sales to Net fixed assets	0.4	0.37	0.57	0.8	0.94	0.17
Net sales to Total assets	0.35	0.34	0.46	0.71	0.63	0.11
Percent Depr., Amort. to Net sales	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Percent Officer salaries to Net sales	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total sales to Net worth	0.41	0.39	0.53	0.8	0.8	0.16

Exhibit 26
Northern Pipeline Company, LLC
Calculation of Average Normalized Net Earnings
March 31, 2003

Average Net Earnings:

		Normalized
	Period	Net Income

	2000	95,082
	2001	116,368

2002	57,616
2003	32,952

Total	$ 302,018

Divided by number of years	3.25

Average Normalized Net Earnings	$ 92,929

Exhibit 27
Northern Pipeline Company, LLC
Determination of the Net Earnings Discount and Capitalization Rates
March 31, 2003

Safe Rate:	4.84%

Equity Risk Premium:	7.00%

Small Stock Premium:	5.67%

Specific Company Risk:	6.00%

Cash Flow Discount Rate	23.51%

Additional Increment By Which the Net Earnings
Discount Rate Exceeds the Net Cash Flow Discount Rate	0%

Net Earnings Discount Rate	23.51%

Less: Long-term growth rate	3.00%

Net Earnings Capitalization Rate for the following year	20.51%

Convert to current year by dividing by one plus growth rate	1.03

Net Earnings Capitalization Rate as of the valuation date	19.91%

Exhibit 28
Northern Pipeline Company, LLC
Rate of Return on Tangible Assets
March 31, 2003

	Fair Market		Loan
	Value	Loan %	Amount
Borrowing Capacity:
Accounts Receivable	$ 166,476	75%	$ 124,857
Fixed assets, less accumulated depreciation	421,666	50%	210,833
Fair Market Value of Borrowable Assets	$ 588,142

Potential Borrowing Capacity			$ 335,690
Less: Current Interest Bearing Debt			-
Remaining Tangible Borrowing Capacity			$ 335,690

Debt/Equity Mix Applicable to Equity:
Fair Market Value of Assets	$ 588,142	100.00%
Portion that can be Borrowed	335,690	57.08%
Portion to be Financed with Equity	$ 252,452	42.92%

Rate on Debt:
Market Borrowing Rate (note a)	6.25%
1 - effective tax rate of 35%	65.00%
Required Return on Debt	4.06%	57.08%	2.32%

Required Return on Equity: (note b)	19.00%	42.92%	8.16%

Rate of Return on Tangible Assets:			10.47%

a. Borrowing rate was estimated based on the Prime Rate +2%
b. The required rate of return on equity is the rate of return (discount rate of 23.51%) previously developed, reduced to recognize the lesser risk attendant to the smaller investment limited to only tangible assets.

Exhibit 29
Northern Pipeline Company, LLC
Net Tangible Assets
March 31, 2003

	Book Value	Fair Market Value
Balance Sheet

Cash	$ 53,200	$ 53,200
Accounts receivable	166,476	166,476
Prepaid expenses	2,614	2,614

Total Current Assets	222,290	222,290

Equipment	56,390	18,582
Accumulated depreciation - equipment	(37,808)
Pipeline phase 1	246,093	79,981
Accumulated depreciation - Pipeline phase 1	(166,112)
Pipeline phase 2	551,738	314,804
Accumulated depreciation - Pipeline phase 2	(236,934)
Pipeline hookups	10,824	8,299
Accumulated depreciation - Pipeline hookups	(2,525)
Total Fixed Assets	421,666	421,666

Total Assets	$ 643,956	$ 643,956

Accounts payable	$ 18,081	$ 18,081
Trade accounts payable - East	23,506	23,506
Trade accounts payable - Vineyard Oil & Gas	89,359	89,359
Trade accounts payable - Other	37,913	37,913
Other current liabilities	3,733	3,733
Total liabilities	172,592	172,592

Net Tangible Assets	$ 471,364	$ 471,364

Exhibit 30
Northern Pipeline Company, LLC
Calculation of Estimated Value of Intangible Assets
Using the Excess Earnings Method
March 31, 2003

Average Normalized Net Earnings (Exhibit 26)		92,929

Fair Market Value of Company’s Net Tangible Assets (Exhibit 29)	471,364

Rate of Return on Tangible Net Assets (Exhibit 28)	10.47%	49,352

Excess Earnings	43,577

Excess Earnings Capitalization Rate	20.00%

Indicated Value of Intangible Assets	$ 217,885

Exhibit 31
Northern Pipeline Company, LLC
Net Asset Value Method
March 31, 2003

	Book Value	Fair Market Value
Balance Sheet

Cash	$ 53,200	$ 53,200

Accounts receivable	166,476	166,476
Prepaid expenses	2,614	2,614
Total Current Assets	222,290	222,290

Property and Equipment	865,046	421,666
Less: Accumulated depreciation	(443,380)	-
Total Fixed Assets	421,666	421,666

Indicated value of intangible assets	-	217,885

Total Assets	$ 643,956	$ 861,841

Trade accounts payable	$ 168,859	$ 168,859
Other current liabilities	3,733	3,733
Total Current Liabilities	172,592	172,592

Partners’ Capital	471,364	689,249

Total Liabilities and Equity	$ 643,956	$ 861,841

Net Asset Value		$ 689,249

Exhibit 33

Northern Pipeline Company, LLC

Marketability Discount – Summary of Restricted Stock Studies

k

Lance S. Hall and Timothy C. Polacek, “Strategies for Obtaining the Largest Discount,’ Estate Planning, January/February 1994, pp. 38-44. In spite of the long time period covered, this study analyzed only a little over 100 transactions involving companies that were generally not the smallest capitalization companies. It supported the findings of the SEC Institutional Investor Study in finding that the discount for lack of marketability was higher for smaller capitalization companies.

l	Johnson, Bruce A., “Quantitative Support for Discounts for Lack of Marketability,” Business Valuation Review, December 1999, pp. 152-155.

m

Oliver, Robert P. and Roy H. Meyers, The Management Planning Inc. (MPI) study was published as Chapter 5 in R.F. Reilly and R.P. Schweihs text: The Handbook of Advanced Business Valuation, McGraw-Hill, c. 2000.

Exhibit 34

Northern Pipeline Company, LLC

Marketability Discount – Summary of Public Offering Studies

Over the past several years, Williamette Management Associates, under direction of Shannon Pratt, has conducted a series of 16 studies comparing private stock transactions to subsequent public offerings of stock in the same companies. The 16 studies covered time periods totaling 20 years. The results of the 16 Williamette studies are summarized below:

	Number of	Number of
	Companies	Transactions	Median
Time Period	Analyzed	Analyzed	Discount (%)

1975-1978	17	31	52.5

1979	9	17	62.7

1980-1982	58	113	56.5

1983	85	214	60.7

1984	20	33	73.1

1985	18	25	42.6

1986	47	74	47.4

1987	25	40	43.8

1988	13	19	51.8

1989	9	19	50.3

1990	17	23	48.5

1991	27	34	31.8

1992	36	75	51.7

1993	51	110	53.3

1994	31	48	42.0

1995	42	66	58.7

SOURCE: Williamette Management Associates

Exhibit 34

Northern Pipeline Company, LLC

Marketability Discount – Summary of Public Offering Studies

Robert W. Baird & Co. and Emory Business Valuation, LLC, under the direction of John D. Emory, have conducted (9) studies over time periods ranging from 1980 through September of 2000 comparing the prices of closely-held stock transactions, when no public market existed, with prices of subsequent IPOs in the same stocks. The discounts in these studies have ranged from 5 to 90 percent depending upon the degree of risk associated with a particular stock. The results of these studies are summarized below:

	# of IPO	# of
	Prospectuses	Qualifying	Discount
Study	Reviewed	Transactions	Mean	Median

1997-2000	1,847	36	48%	44%
1995-1997	732	91	43%	42%
1994-1995	318	46	45%	45%
1992-1993	433	54	45%	44%
1990-1991	266	35	42%	40%
1989-1990	157	23	45%	40%
1987-1989	98	27	45%	45%
1985-1986	130	21	43%	43%
1980-1981	97	13	60%	66%

	4,088 (Total)	346 (Total)	46% (Mean)	43% (Median)

SOURCE:      Emory, John D., “The Value of Marketability as Illustrated in Initial Public Offerings of Common Stock,” Business Valuation Review, September 1997.

Emory, John D., “The Value of a Marketability as Illustrated in Initial Public Offerings of Common Stock May 1997 through December 2000,” Business Valuation Review, September 2001.